Exhibit 2.1

Dated 1 MARCH 2010
AIA AURORA LLC
and
AMERICAN INTERNATIONAL GROUP, INC.
and
PETROHUE (UK) INVESTMENTS LIMITED
and
PRUDENTIAL PLC
SHARE PURCHASE AGREEMENT
relating to the sale and purchase of all of
the issued share capital of
AIA GROUP LIMITED

i

Clause	Page

Schedule 6 (Terms of the Preferred Securities)	101
Schedule 7 (Regulatory and anti-trust approvals)	102

ii

THIS AGREEMENT is made on 1 March 2010
BETWEEN
1.	AIA AURORA LLC, a Delaware limited liability company whose registered office is at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808 (the “Seller”);

2.	AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation whose principal place of business is at 70 Pine Street, New York, New York 10270 (the “Parent”);

3.	PETROHUE (UK) INVESTMENTS LIMITED, a company incorporated in England and Wales with registered number 7163561 whose registered office is at 2 Lambs Passage, London EC1Y 8BB (the “Purchaser”); and

4.	PRUDENTIAL PLC, a company incorporated in England and Wales with registered number 1397169 whose registered office is at Laurence Pountney Hill, London EC4R 0HH (“Prudential”).
BACKGROUND
(A)	The Shares (as defined in this agreement) are legally and beneficially owned by the Seller.

(B)	The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Shares, representing 100% of the issued share capital of the Company, on the terms and subject to the conditions set out in this agreement (the “Transaction”).
NOW IT IS AGREED as follows:
1.	Interpretation

1.1	In this agreement (unless otherwise specified or inconsistent with the context):

“Act”	means the Financial Services and Markets Act 2000.

“Action”	means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, court, tribunal or arbitration body.

“Actual Sterling Gross Proceeds”	has the meaning set out in clause 2.4.

“Actuarial Analysis”	has the meaning set out in paragraph 11.1 of Schedule 1 (Warranties).

“Additional Disclosure”	has the meaning set out in clause 6.2.

“Additional Disclosure Date”	has the meaning set out in clause 6.2.

“Admission Date”	means the date on which the Rights Issue Shares are admitted to Listing and Trading.

“AIA Group”	means the Company, its Subsidiaries, and any Subsidiary of any such Subsidiary from time to time, including (for the avoidance of doubt) AIA Philippines and its Subsidiaries.

“AIA Group Member”	means any corporation, partnership, joint venture, limited liability company, unincorporated association or other entity within the AIA Group.

“AIA Philippines”	means Philippine American Life and General Insurance Company, a company incorporated in the Philippines.

“AIA Prospectus”	has the meaning set out in paragraph 12 of Schedule 1 (Warranties).

“Affiliate”	means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Announcement”	has the meaning set out in clause 23.1.

“Bankruptcy Exceptions”	means the applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding of law or at equity.

“Benefit Plan”	means all incentive, profit-sharing, share option, share purchase, other equity-based, employment, consulting, compensation, holiday or other leave, change in control, retention, supplemental retirement, pension, severance, health, medical, disability, life insurance, deferred compensation and

other employee compensation and benefit plans, programs, policies or agreements, in each case established or maintained by the Parent or any of its Affiliates or to which the Parent or any of its Affiliates contributes or is obligated to contribute.

“Board Recommendation”	has the meaning set out in clause 4.12(b).

“Books and Records”	has its common law meaning and includes, without limitation, all notices, correspondence, plans, books of account and any other documents and all computer disks or tapes or other machine legible programs or other records.

“Bridge Credit Agreement”	has the meaning set out in clause 6.6(f).

“Business”	means the business conducted by the AIA Group as at the date of this agreement;

“Business Day”	means any day other than a Saturday or a Sunday on which commercial banks in London, Hong Kong and New York are open for normal banking business.

“Business	means all information (in whatever form held) including (without limitation) all:
Information”
(a)  formulas, know-how, manuals and instructions;
(b)  customer lists, sales, marketing and promotional information;
(c)  business plans and forecasts;
(d)  technical or other expertise; and
(e)  computer software and all accounting and tax records, correspondence, orders and inquiries.

“Cash Consideration”	has the meaning set out in clause 2.3(a).

“Change of Recommendation”	has the meaning set forth in clause 4.14.

“Circular”	means the circular of Prudential, to be issued to its shareholders containing, inter alia, the Scheme of Arrangement and a notice of general meeting of Prudential.

“Code”	means the City Code on Takeovers and Mergers issued from time to time by or on behalf of the Panel on Takeovers and Mergers in the United Kingdom.

“Commitments”	has the meaning set out in clause 6.6(f).

“Companies Act”	means the Companies Act 2006.

“Company”	means AIA Group Limited, a Hong Kong private limited company.

“Company Benefit Plan”	means any Benefit Plan that is sponsored solely by one or more AIA Group Members or with respect to which any AIA Group Member has any liability.

“Company Employee”	means (i) each Person who as of the Completion Date is an active employee of any AIA Group Member and (ii) each Person who is an employee of any AIA Group Member as of the Completion Date who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the AIA Group).

“Company Subsidiaries”	means the Subsidiaries of the Company.

“Completion”	has the meaning set out in clause 5.1.

“Completion Date”	has the meaning set out in clause 5.1.

“Conditions”	means the conditions to Completion set out in clause 3.1, and “Condition” shall be construed accordingly.

“Confidential Business Information”	means Business Information which is confidential or is not generally known.

“Confidentiality Agreements”	has the meaning set out in clause 19.1.

“Consideration Shares”	has the meaning set out in clause 2.3(b).

“Consideration Shares Value”	has the meaning set out in clause 2.4.

“Consideration Securities”	has the meaning set out in clause 36.2.

“Contract”	means any contract, agreement, instrument, undertaking, indenture, commitment, loan, licence, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control,” “Controlled,” and “Controlling”	means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Conversion Rate”	has the meaning set out in clause 32.3(a).

“Court”	means the High Court of Justice in England and Wales.

“Court Meeting”	has the meaning set out in clause 3.1(d).

“Court Sanction Date”	has the meaning set out in clause 5.2.

“Credit Suisse”	means Credit Suisse Securities (Europe) Limited.

“Data Room”	means all documents made available to the Purchaser in (i) the virtual data room, (ii) the physical data room located at the Hong Kong office of Parent’s Solicitors, and (iii) the physical data room located at the London office of Parent’s Solicitors, in each case established by the Parent in connection with the transactions contemplated by the Transaction Agreements.

“Debt Financiers”	means Credit Suisse AG, London Branch, HSBC Bank plc and J.P. Morgan plc and JPMorgan Chase Bank, N.A.

“Deemed Recipient”	has the meaning set out in clause 1.14.

“Disclosure Letter”	means the disclosure letter (together with its schedules and enclosures) of even date from the Parent and the Seller to the Purchaser and Prudential.

“Disclosure Warranties”	means the Warranty contained in paragraph 12 of Schedule 1 (Warranties) and the warranty contained in the Warranty Letter.

“Disposal”	has the meaning set out in clause 16.1.

“Dispositions”	has the meaning set out in paragraph 7 of Schedule 2 (Conduct of Business Prior to Completion).

“DTRs”	means the Disclosure and Transparency Rules of the UKLA made under section 73A of the Act.

“Encumbrance”	means any mortgage, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

“ERISA”	means the Employee Retirement Income Act of 1974, as amended from time to time. The term “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the US Code.

“Excluded Territories”	means North America and the territories in the possession of the USA anywhere in the world (excluding Guam).

“Expected Sterling Gross Proceeds”	has the meaning set out in clause 2.4.

“Financial Obligation”	means any obligations to make or receive any payment, guarantee, surety, mortgage, charge, pledge, indemnity, bond, loan, borrowing, facility, letter of comfort or other similar commitment, liability, obligation, undertaking or right of any nature (in each case, whether actual or contingent, binding or not), including an arrangement for the capital support of another company, or a long term fund or a part of one.

“Financial Statements”	means the consolidated financial statements of the Company for the 12-month period ended 30 November 2009.

“Financing”	has the meaning set out in clause 6.6(f).

“Governmental Approvals”	means any consent, approval, licence, permit, order, qualification, authorisation of, or registration or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority”	means any national, regional, local or foreign governmental, legislative, judicial or administrative or regulatory authority, agency, commission, body, court or entity.

“Group Guarantee”	has the meaning set out in clause 14.1.

“Guarantee”	has the meaning set out in clause 10.3.

“HMRC”	means Her Majesty’s Revenue and Customs.

“IFRS”	means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness”	means, without duplication, with respect to any Person, all liabilities, obligations and indebtedness for borrowed money of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property or services, excluding purchases of merchandise and services in the ordinary course of business consistent with past practice, but including (a) all obligations and liabilities of any Person secured by any lien on such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof (except unperfected Permitted Liens incurred in the ordinary course of business and not in connection with the borrowing of money); (b) all obligations and liabilities of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles; (c) all obligations and liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (d) all obligations and liabilities under guarantees by such Person of Indebtedness of another Person; (e) all obligations and liabilities of such Person in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) all obligations of such Person evidenced by bonds, notes, debentures, or similar instruments; and (g) all obligations of such Person with respect to deposits or advances of any kind. Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any obligation of any Person to make any payment, hold funds or securities in trust or to segregate funds or securities for the benefit of one or more third parties (including any policyholder, pension fund or mutual fund shareholder or unitholder) pursuant to any insurance or reinsurance contract, annuity contract, variable annuity contract, unit-linked or mutual fund account or other similar agreement or instrument; or any pension fund or mutual fund contract; or any capital redemption contract or suretyship contract issued pursuant to its insurance business license in the ordinary course of business, (ii) any Indebtedness issued, assumed, guaranteed or otherwise incurred by the Company or any regulated AIA Group Member, for or on behalf of any separate account of the Company or such regulated AIA Group Member, in respect of which the recourse of the holder of such Indebtedness is limited to assets of such separate account and no other assets or property whatsoever of any AIA Group Member, (iii) any Indebtedness that is secured by a real property mortgage under which the recourse of the lender is limited to the relevant real property and no other assets or property whatsoever of any AIA Group Member other than recourse liability for customary “bad boy” acts, (iv) the obligations of any investment funds Controlled by the Company that would be considered as liabilities of the Company on the consolidated financial statements prepared in accordance with generally accepted accounting principles applicable to the Company, but not, for the sake of clarity, in respect of indebtedness for borrowed money, (v) obligations under Swap Contracts, (vi) obligations under or arising out of any employee benefit plan, employment contract or other similar arrangement in existence as of the Completion Date or (vii) obligations under any severance or termination of employment agreement or plan. For the avoidance of doubt, Indebtedness shall not include statutory liens incurred or advances or deposits or other security granted to any Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval of the ordinary course of business consistent with past practice.

“Insurance Contract”	means any insurance policy, binder, slip or contract or reinsurance treaty or agreement, contract, binder or slip issued by an Insurance Subsidiary in connection with its business as of the Signing Date.

“Insurance	means each subsidiary of the Company that is an insurance

Subsidiary”	company.

“Interest Rate”	means an interest rate per annum equal to the average of the three month LIBOR for U.S. dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as at 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“IP Contracts”	means: (i) the trade mark and domain name transfer agreement (the “Transfer Agreement”); (ii) the intellectual property licence agreement; and (iii) the trade mark and corporate name licence, each of which was entered into by American International Assurance Company, Limited and the Parent on 30 November 2009, as referred to in the AIA Prospectus at Appendix VII.

“knowledge of the Parent”, “to the Parent’s knowledge”, “awareness of the Parent” or similar phrases	mean the actual knowledge as of the Signing Date after reasonable inquiry of any of the individuals listed in Part A of Schedule 4.

“knowledge of the Purchaser”, “to the Purchaser’s knowledge”, “awareness of the Purchaser” or similar phrases	mean the actual knowledge as of the Signing Date after reasonable inquiry of any of the individuals listed in Part B of Schedule 4.

“Late Completion Adjustment Amount”	has the meaning set out in clause 7.12.

“Law”	means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, or agency requirement of any Governmental Authority.

“Listing”	means listing on the Official List becoming effective by the making of an announcement in accordance with LR3.2.7G of the Listing Rules.

“Listing Rules”	means the Listing Rules of the UKLA made under section 73A of the Act.

“Lock-up Agreement”	means an agreement in a form reasonably acceptable to the Purchaser which contains undertakings from and restrictions on the transferee substantially equivalent to those in clauses 16.1 and 16.2.

“Lock-up Period”	has the meaning set out in clause 16.1(a).

“London Stock Exchange”	means the London Stock Exchange plc.

“Long-Stop Date”	Has the meaning set out in clause 7.3(c).

“Losses”	means all losses, damages, liabilities, obligations and claims of any kind together with all costs and expenses reasonably incurred in respect of the same.

“LPD Rules”	the Listing Rules, Prospectus Rules and DTRs.

“Management Agreement”	means any compensatory contract, agreement, instrument or other legally binding obligation with or in respect of any Management Employee to which any AIA Group Member is a party or in respect of which it has any material liability.

“Management Employee”	means any current or former employee of any AIA Group Member who has at any time since January 1, 2007 been a participant in the Parent’s Senior Partners Plan (each, a “Senior Partner”), as in effect from time to time, or Parent’s Partners Plan (each, a “Partner”), as in effect from time to time.

“Mandatory Convertible Securities”	means the mandatory convertible securities to be issued by the Purchaser to the Seller pursuant to clause 2.3 having the terms and being subject to the conditions substantially in the form of or otherwise as expressly provided for in the termsheet attached in Schedule 5 (Mandatory Convertible Securities Termsheet).

“Mandatory Convertible Securities Lock-up Period”	has the meaning set out in clause 16.1(b).

“Material Adverse Change”	means a material adverse effect on the business, assets, results of operation or financial condition of the AIA Group taken as a whole, except any such effect to the extent arising or resulting from (A) changes after the Signing Date in general business, economic, political or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United Kingdom or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries or jurisdictions in which the AIA Group operates, (B) changes or proposed changes after the Signing Date in IFRS or SAP, or authoritative interpretations thereof, (C) changes or proposed changes after the Signing Date in securities, insurance and other Laws of general applicability or related policies or interpretations of Governmental Authorities, (D) actions required to be taken under the Transaction Agreements or taken with the Purchaser’s prior written consent after the Signing Date, (E) the identity of, or the effects of any facts or circumstances relating to, Prudential, the Purchaser or any of their respective Affiliates or the effect of any action taken or required to be taken by Prudential, the Purchaser or any of their respective Affiliates or Representatives with respect to the transactions contemplated hereby and under the other Transaction Agreements, including, without limitation, the Rights Issue, the Scheme of Arrangement, the Prudential Shareholder Approval, the Circular, the Prudential Prospectus and all related actions, (F) the negotiation, execution, announcement or completion of the transactions contemplated by, or the performance of obligations under, this agreement (including in relation to obtaining any Governmental Approvals) or the other Transaction Agreements, including, without limitation, the Rights Issue, the Scheme of Arrangement, the Prudential Shareholder Approval, the Circular, the Prudential Prospectus and all related actions, (G) any matter set forth in the Disclosure Letter to the extent that the relevance of such items is readily apparent, (H) attrition or departure of any employees, independent contractors, consultants or agents of the Company or any of the Company Subsidiaries, and (I) any failure by any AIA Group Member to achieve any earnings, premiums written, or other financial projections or forecasts; provided, that, any event, change, occurrence or development or state of facts that may have caused or contributed to such failure shall not be excluded under this paragraph (I); provided, further, that, in the case of each of paragraphs (A) through (C), other than changes or occurrences to the extent that such changes or occurrences have had or would reasonably be expected to have a materially disproportionate adverse effect on the AIA Group taken as a whole relative to comparable insurance or financial services organizations; provided further, with respect to paragraph (H), that the Seller and the Parent have complied with their obligations under clause 8.2 in all material respects.

“Material Contract”	means any contract, agreement, instrument or other legally binding obligation to which any AIA Group Member is a party (other than leases for real property and insurance contracts) which (i) calls for the payment by or on behalf of any AIA Group Member in excess of $10 million per annum, or the delivery by any AIA Group Member of goods or services with a fair market value in excess of $10 million per annum, during the remaining term thereof, (ii) provides for any AIA Group Member to receive any payments in excess of, or any property with a fair market value in excess of, $10 million during the remaining term thereof, (iii) contains covenants materially restricting the ability of any AIA Group Member to compete in any line of business or geographical area, (iv) relates to the acquisition or disposition by any AIA Group Member within the last three years of a material business (whether by merger, sale of stock, sale of assets or otherwise) and which contains material ongoing obligations of any AIA Group Member, or (v) provides for a material partnership, joint venture or other similar agreement or arrangement; provided, however, that “Material Contract” shall exclude any contract, agreement, instrument or other legally binding obligation that is terminable by any AIA Group Member on ninety (90) days or less notice without any penalty.

“Material Jurisdictions”	means the jurisdictions set out in clause 1.1 of the Disclosure Letter.

“Material Subsidiary”	any Subsidiary of the Company that would constitute ‘a significant subsidiary’ of the Company within the meaning of Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder (the “Exchange Act”) if the Company’s securities were registered under the Exchange Act.

“Offer”	has the meaning set out in clause 4.17.

“Order”	means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreements.

“Orderly Market Conditions”	has the meaning set out in clause 16.3.

“Parent”	has the meaning set out in the preamble hereto.

“Parent Benefit Plan”	means each Benefit Plan that is or has been entered into, maintained or administered or contributed to, with respect to which there are obligations to contribute to, by the Parent or any of its Subsidiaries or Affiliates other than the AIA Group Members.

“Parent’s Solicitors”	means Debevoise & Plimpton LLP.

“Payment”	has the meaning set out in clause 1.14.

“Payment Obligation”	has the meaning set out in clause 1.14.

“Permits”	has the meaning set out in paragraph 19 of Schedule 1 (Warranties).

“Permitted Lien”	means (a) liens that secure debt that is reflected on the Financial Statements; (b) liens for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, material men, repairmen and other liens imposed by Law for amounts not yet due; (d) liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (e) liens incurred or deposits made in the ordinary course of the business of any AIA Group Member in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights of way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business or which are shown by a current title report or other similar report or listing previously provided or made available to the Purchaser; (g) liens not created by any AIA Group Member that affect the underlying fee interest of any leased real property; (h) liens incurred in the ordinary course of the business of any AIA Group Member securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (i) all licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the ordinary course of the business of any AIA Group Member; (j) zoning, building and other generally applicable land use restrictions; (k) liens that have been placed by a third party on the fee title of the real property constituting the leased real property or real property over which any AIA Group Member has easement rights; (l) leases or similar agreements affecting the real property owned by any AIA Group Member, provided that such leases and agreements have been provided or made available to the Purchaser; (m) liens or other restrictions on transfer imposed by applicable insurance Laws; (n) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by any AIA Group Member that is an insurance company, for purposes of statutory accounting credit; (o) liens granted under repurchase and reverse repurchase agreements and derivatives entered into in the ordinary course of the business of any AIA Group Member; (p) clearing and settlement liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and the holding of legal title or other interests in securities or other investment properties by custodians or depositories in the ordinary course of the business of any AIA Group Member; (q) agreements with any Governmental Authorities or any public utilities or private suppliers of services, including subdivision agreements, development agreements and site control agreements (provided that such agreements do not materially interfere with the ordinary conduct of business of any AIA Group Member; (r) rights of the owners of any mineral rights (provided that such rights do not materially interfere with the ordinary conduct of business of any AIA Group Member); and (s) reservations, limitations, appropriations, provisos and conditions in the original grants from the crown or the relevant Governmental Authority, native land claims and statutory exceptions to title.

“Person”	means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Prudential Group”	means Prudential (before Completion) or the Purchaser (after Completion) and, in either case, its Subsidiaries and any Subsidiary of any such Subsidiary from time to time.

“Prudential Prospectus”	has the meaning given in clause 4.11(e).

“Prudential Shareholder Approval”	has the meaning set out in clause 3.1(c).

“Prudential Shareholders Meeting”	has the meaning set out in clause 4.11(i).

“Prudential Reduction of Capital”	means the proposed reduction of capital of Prudential under Chapter 10 of Part 17 of the Companies Act to be undertaken in connection with the Scheme of Arrangement.

“Posting Date”	means the date on which each of the Circular, the Purchaser Prospectus and the Prudential Prospectus is posted or published (as applicable).

“PRC”	means the People’s Republic of China.

“Pre-Completion Covenants”	means the covenants contained in this agreement that by their terms are expected to be complied with prior to Completion.

“Producer”	has the meaning set out in paragraph 17 of Schedule 1 (Warranties).

“Proprietary Rights”	has the meaning set out in paragraph 24 of Schedule 1 (Warranties).

“Prospectus Rules”	means the Prospectus Rules of the UKLA made under section 73A of the Act.

“Purchaser Ordinary Shares”	means ordinary shares in the capital of the Purchaser.

“Purchaser Preferred Securities”	means the preferred securities to be issued by Prudential or, at the election of the Purchaser, by the Purchaser (and if issued by the Purchaser, the preferred securities shall have the benefit of a subordinated guarantee granted by Prudential) to the Seller pursuant to clause 2.3 having the terms and being subject to the conditions substantially in the form or otherwise as expressly provided for in the termsheet attached at Schedule 6 (Preferred Securities Termsheet).

“Purchaser Reduction of Capital”	has the meaning set out in clause 36.1.

“Purchase Price”	has the meaning set out in clause 2.3.

“Purchaser”	has the meaning set out in the preamble hereto.

“Purchaser Prospectus”	has the meaning set out in clause 4.10(a)

“Purchaser Scheme Shares”	means the Purchaser Ordinary Shares to be issued and allotted by the Purchaser pursuant to the Scheme of Arrangement.

“Purchaser Warranties”	has the meaning set out in clause 6.6.

“Purchaser’s Solicitors”	means Slaughter and May.

“Registrar of Companies”	means the Registrar of Companies for England and Wales.

“Regulated Subsidiaries”	means those Subsidiaries listed in clause 1.1(a) of the Disclosure Letter.

“Relevant Date”	has the meaning set out in clause 32.3(b).

“Relevant Percentage”	has the meaning set out in clause 2.4.

“Remaining Guarantee”	has the meaning set out in clause 14.3.

“Reports”	has the meaning set out in paragraph 20 of Schedule 1 (Warranties).

“Representative”	of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Reorganisation”	means the reorganisation of the AIA Group as described in the section headed “Our History and Reorganisation” in the AIA Prospectus.

“Resolutions”	has the meaning set out in clause 4.11(i).

“Retained Group”	means, with the exception of the members of the AIA Group, the Parent, its Subsidiaries and any Subsidiary of any such Subsidiary from time to time.

“Rights Issue”	means the rights issue to be undertaken by Prudential between the Signing Date and Completion.

“Rights Issue	means the ordinary shares in the capital of Prudential to be

Shares”	allotted and issued pursuant to the Rights Issue.

“SAP”	means, with respect to any entity, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the domicile of such entity for the preparation of annual statements and other financial reports by insurance companies of the same type as such entity, which are applicable to the circumstances as of the date of filing of such statement or report.

“Scheme of Arrangement”	means the scheme of arrangement between Prudential and its shareholders under Part 26 of the Companies Act pursuant to which the Purchaser will become the holding company of Prudential.

“scienter”	shall have its meaning under the Federal common law of the United States.

“Section 338 Allocation Schedule”	has the meaning set out in clause 18.2.

“Securities Act”	has the meaning set out in paragraph 14 of Schedule 1 (Warranties).

“Seller”	has the meaning set out in the preamble hereto.

“Senior Employee”	means every employee of the AIA Group who is entitled to emoluments at a rate, or, in the case of fluctuating amounts, an average annual rate over the last three financial years, in excess of US$200,000 per annum (or its equivalent in local currency at exchange rates prevailing at the date of this Agreement), and every director of a member of the AIA Group who is also an employee.

“Seller Guarantee”	has the meaning set out in clause 14.2.

“Shares”	means the 12,044,000,001 ordinary shares of the Company owned by the Seller, which represent 100% of the issued and outstanding share capital of the Company.

“Signing Date”	means the date of this agreement.

“Stamp Duty Ordinance”	means the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong).

“Standards”	means the admission and disclosure standards made by the London Stock Exchange and published in its publication entitled “Admission and Disclosure Standards” (as from time to time amended).

“Subsidiary” or “subsidiary”	in respect of a Person, means any corporation, partnership, joint venture, limited liability company, unincorporated association or other entity in respect of which such Person: (x) is entitled to more than 50% of the interest in the capital or profits; or (y) holds or controls a majority of the voting securities or other voting interests; or (z) has the right to appoint or elect a majority of the board of directors or Persons performing similar functions; provided that no investment vehicle managed by the Company or any of its Affiliates and created or used in the ordinary course of the Company’s or any of its Affiliates’ investment management shall be a Subsidiary for purposes of this agreement.

“Swap Contracts”	shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that Swap Agreements shall not include (i) the stock purchase contracts that constitute a component of the Parent’s outstanding hybrid securities issued in the form of equity units, (ii) any right, option, warrant or other award made under an employee benefit plan, employment contract or other similar arrangement or (iii) any right, warrant or option or other convertible or exchangeable security or other instrument issued by the Parent or any Subsidiary or Affiliate of the

Parent or any Subsidiary for capital raising purposes.

“Tax” or “Taxes”	means all taxes, levies, duties, imposts and any charges, deductions or withholdings in the nature of tax including taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, occupation, franchise, employment, value added and personal property, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to a AIA Group Member or any other person and of whether any amount in respect of any of them is recoverable from any other person.

“Tax Authority”	means any government, state or municipality or any regional, provincial, state, federal or other fiscal, revenue, customs and excise authority, body or official having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns”	means all returns and reports (including notices, accounts, computations, statements, assessments, registrations, elections, declarations, estimates and information and land transaction returns) required to be supplied to a Tax Authority relating to Taxes.

“Termination Fee”	has the meaning set out in clause 7.7.

“Trading”	means trading on the London Stock Exchange becoming effective in accordance with paragraph 2.1 of the Standards.

“Transaction”	has the meaning set out in the preamble hereto.

“Transaction Agreements”	means, collectively, this agreement, the Disclosure Letter, the instrument of transfer, the bought and sold notes and the officers confirmations referred to in Schedule 3 (Completion Arrangements).

“Transfer Agreement”	has the meaning given to it in the definition of IP Contracts.

“UKLA”	means the United Kingdom Listing Authority.

“Underwriters”	means Credit Suisse, J.P. Morgan Securities Ltd and HSBC Bank plc.

“Underwriting”	has the meaning set out in clause 6.6(f).

“Underwriting Agreement”	has the meaning set out in clause 6.6(f).

“Underwriting Commitment Letter”	has the meaning set out in clause 6.6(f).

“US Code”	means the United States Internal Revenue Code of 1986, as amended.

“VAT”	means value added tax or any similar sales or turnover tax wheresoever levied.

“Warranties”	means the Parent and Seller warranties set out in Schedule 1 (Warranties).

“Warranty Letter”	has the meaning set out in clause 6.2.
1.2	The headings in this agreement do not affect its interpretation.

1.3	The schedules form part of this agreement.

1.4	References to “US$” or “US dollars” are to U.S. dollars.

1.5	Any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Any reference to a statute, statutory provision or subordinate legislation (“legislation”) includes references to:
(a)	that legislation as re-enacted or amended by or under any other legislation before or after the date of this agreement;

(b)	any legislation which that legislation re-enacts (with or without modification); and

(c)	any subordinate legislation made under that legislation before or after the date of this agreement, as re-enacted or amended as described in (a), or under any legislation referred to in (b).

1.7	Any reference to writing shall include any mode of reproducing words in a legible and non-transitory form.

1.8	Any references to any U.S. legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than the United States, be deemed to include what most nearly approximates in that jurisdiction to the U.S. legal term.

1.9	Any references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.10	All computations of interest with respect to any payment due to a Person under this agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this agreement will be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will be included in the computation of payment of interest.

1.11	References to one gender include all genders and references to the singular include the plural and vice versa.

1.12	For the purposes of this agreement, the Parent shall be deemed not to be Controlled by any Person.

1.13	References to “includes” or “including” or words of similar meaning when used in this agreement shall mean “including without limitation” unless specified otherwise.

1.14	Any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after Tax basis” or expressed to be “calculated on an after Tax basis” means that to the extent that the amount payable pursuant to such Payment Obligation (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient or any person who is treated as receiving such payment for any tax purpose (a “Deemed Recipient”) it shall be increased (or decreased, as the case may be) so as to ensure that, after taking into account:
(a)	the amount in respect of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including from or on the increased amount); and

(b)	any Tax credit, repayment or other Tax benefit which is available to the indemnified party or the recipient or the Deemed Recipient of the Payment solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment,
(which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment or any Deemed Recipient is in the same position as it would have been in if there had been no such Tax or Tax credit, repayment or other Tax benefit.

1.15	Where under the terms of this agreement one party is liable to indemnify or reimburse another party in respect of costs, charges or expenses, the indemnity or reimbursement payment shall exclude an amount equal to any amount in respect of VAT comprised in such cost, charge or expense to the extent recoverable by the other party (or the representative member of any group of companies of which such other party is a member), subject to the other party using all reasonable endeavours to recover (or procure that the representative member shall recover) such amount of VAT as may be practicable to recover.

1.16	Any reference in this Agreement to VAT being “recoverable” means VAT to the extent that the person to whom the relevant supply is made, or the representative member of the same group of companies as that person (if relevant), is entitled to credit as input tax.

2.	Sale and Purchase of the Shares

2.1	On the terms of this agreement and subject to the Conditions, at Completion the Seller shall sell, and the Purchaser shall purchase, the Shares with full title guarantee and free and clear of all Encumbrances and with all rights attached or accruing to them at Completion.

2.2	The Seller and the Parent covenant with the Purchaser that the Seller has the right to transfer legal and beneficial title to the Shares.

2.3	The total consideration for the sale of the Shares shall be:
(a)	US$25 billion payable in cash to the Seller at Completion (the “Cash Consideration”);

(b)	a number of Purchaser Ordinary Shares calculated in accordance with clause 2.4 to be allotted and issued credited as fully paid to the Seller at Completion (the “Consideration Shares”);

(c)	US$3 billion in aggregate nominal value of Mandatory Convertible Securities to be issued to and subscribed for by the Seller at Completion; and

(d)	US$2 billion in aggregate nominal value of Purchaser Preferred Securities to be allotted and issued to and subscribed for by the Seller at Completion, in each case to be paid or delivered by the Purchaser at Completion in accordance with the provisions of Schedule 3 (Completion Arrangements) (the “Purchase Price”).

2.4	Subject as set out below, the number of Purchaser Ordinary Shares referred to in clause 2.3(b) shall be such whole number as most nearly represents 11.3 per cent (the “Relevant Percentage”) of the issued ordinary share capital of the Purchaser immediately following Completion. The Relevant Percentage has been calculated by expressing as a percentage the result of dividing the notional Sterling value of the Consideration Shares (being £3.613 billion) (the “Consideration Shares Value”) by the sum of: (w) £15.257 billion, being the market capitalisation in Sterling of Prudential as at close of trading on the trading day immediately prior to the date of this agreement, (x) less the value of the final dividend which is £0.343 billion, (y) plus £13.465 billion, being the expected gross proceeds in Sterling of the Rights Issue (the “Expected Sterling Gross Proceeds”) and (z) plus the Consideration Shares Value. In the event that the actual Sterling gross proceeds of the Rights Issue (the “Actual Sterling Gross Proceeds”) differ from the Expected Sterling Gross Proceeds, the Relevant Percentage shall be re-calculated as described above on the basis that the value to be inserted at (y) shall be the Actual Sterling Gross Proceeds rather than the Expected Sterling Gross Proceeds.

2.5	Save for the terms set out in Schedules 5 and 6 applicable to the Mandatory Convertible Securities and the Purchaser Preferred Securities respectively, the Mandatory Convertible Securities and Purchaser Preferred Securities shall be issued subject to, and with the benefit of, trust deeds and agency agreements with all other terms customary for listed securities of that type issued by issuers incorporated in England and with English law as their governing law.

2.6	If the Purchaser would be unable to receive the desired regulatory capital treatment of Innovative Tier 1 and/or the desired equity credit of 100% from Standard & Poor’s, 100% from Moody’s and 100% from Fitch for the Mandatory Convertible Securities as at or with effect from the Completion Date, both parties agree to enter into good faith negotiations with the aim of modifying the terms of the Mandatory Convertible Securities so that the desired regulatory capital treatment or equity credit can be achieved, provided that neither party shall be obliged to agree to any such terms that are less favourable than the Terms and Conditions of the Mandatory Convertible Securities. For the avoidance of doubt, this provision shall not allow the Purchaser to enter into negotiations with the Parent to modify the terms of the Mandatory Convertible Securities after the Completion Date (otherwise than in accordance with the Terms and Conditions of the Mandatory Convertible Securities).

2.7	At Completion, the Seller shall transfer and the Parent shall cause the Seller to transfer the Shares to the Purchaser.

3.	Conditions to Completion

3.1	The respective obligations of the Seller and the Purchaser to complete the transactions contemplated by this agreement shall be subject to the satisfaction or waiver, at or prior to Completion, of each of the following conditions:
(a)	the approvals listed in Part A (Purchaser regulatory change of control and anti-trust approvals for acquisition of the Company and the Company Subsidiaries) and Part AA (Purchaser regulatory approvals for change of control of Prudential and its Subsidiaries pursuant to the Scheme of Arrangement) of Schedule 7 (Regulatory and anti-trust approvals) being obtained;

(b)	the approvals listed in Part B (Parent regulatory change of control and anti-trust approvals for the allotment and issue of the Consideration Shares and Mandatory Convertible Securities) of Schedule 7 (Regulatory and anti-trust approvals) being obtained;

(c)	in accordance with the articles of association of Prudential and applicable Law, the requisite majority of Prudential’s shareholders having passed all of the Resolutions at the Prudential Shareholders Meeting (“Prudential Shareholder Approval”);

(d)	in relation to the Scheme of Arrangement:
(i)	the Scheme of Arrangement being approved by the requisite majority at a court meeting of the shareholders of Prudential convened in accordance with Part 26 of the Companies Act to consider, and, if thought fit, approve, the Scheme of Arrangement (the “Court Meeting”);

(ii)	the Scheme of Arrangement being sanctioned, and the Prudential Reduction of Capital confirmed, by the Court;

(iii)	the delivery of the relevant orders of the Court relating to the Scheme of Arrangement and the Prudential Reduction of Capital to the Registrar of Companies in accordance with applicable Law, and (if applicable) the registration by the Registrar of Companies of the order of the Court relating to the Prudential Reduction of Capital; and

(iv)	the Scheme of Arrangement and the Prudential Reduction of Capital becoming unconditional and effective in accordance with their terms;
(e)	the Purchaser Scheme Shares being admitted to Listing and Trading and the:
(i)	Rights Issue Shares;

(ii)	Consideration Shares;

(iii)	Mandatory Convertible Securities; and

(iv)	Purchaser Preferred Securities,

being duly created, allotted and issued by Prudential or the Purchaser (as applicable) and being admitted to Listing and Trading;

(f)	(x) the Warranty contained in paragraph 12 of Schedule 1 (Warranties) being true and correct as of February 23, 2010, and (y) all other Warranties being true and correct as of the Completion Date as though made on the Completion Date (except in each case that those Warranties specified by their terms to be made only as of a specified date shall be true and correct only as of such date), in each case without giving effect to any limitations as to materiality or Material Adverse Change set forth therein, and in each case except to the extent that any failure or failures of such Warranties to be true and correct as of February 23, 2010 (in the case of the Warranty contained in paragraph 12 of Schedule 1 (Warranties)) or the Completion Date (in the case of all other Warranties), individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Change;

(g)	the Purchaser Warranties being true and correct as of the Completion Date as though made on the Completion Date (except in each case that those Purchaser Warranties made only as of a specified date shall be true and correct only as of such specified date), except to the extent any failure or failures of such Purchaser Warranties to be true and correct as of the Completion Date or such other specified date, as applicable, individually or in the aggregate, shall not have given rise to a material adverse effect on the ability of the Purchaser and/or Prudential, as applicable, to complete the transactions contemplated by this agreement;

(h)	the Parent’s covenants under clause 8.1 and Schedule 2 having been complied with in all material respects, except where the failure to so comply is not material in the context of the AIA Group taken as a whole; and

(i)	no Material Adverse Change, or state of facts, circumstance, change, development, effect, event or occurrence which would reasonably be expected to have a Material Adverse Change, having occurred between the Signing Date and the Admission Date; provided always that the Purchaser may not invoke such condition at any time following the Admission Date.
3.2	The Purchaser may waive in writing in whole or in part all or any of the Conditions set out in clauses 3.1(a), (f), (h), or (i). The Seller may waive in writing in whole or in part the Condition set out in clause 3.1(g). The Conditions set out in clauses 3.1(c), (d) and (e) may not be waived by any party. The Condition set out in clause 3.1(b) may be waived only by mutual agreement of the Seller and the Purchaser.

4.	Agreements to implement

4.1	The Purchaser agrees to use best endeavours to take the steps necessary, proper or advisable (including, without limitation, agreeing to divest AIA Group assets or any business or assets of the Purchaser, Prudential or any of their respective Affiliates) (i) to obtain or cause to be obtained as promptly as practicable after the Signing Date (which shall not be later than any date required by applicable Law) all Governmental Approvals that are necessary to complete and make effective the transactions contemplated by the Transaction Agreements, including but not limited to the regulatory and anti-trust approvals listed in Part A and Part AA of Schedule 7 (Regulatory and anti-trust approvals), save that the Purchaser shall not be obliged to agree to any action that would contravene any applicable Law, and (ii) to fulfil or procure the fulfilment of the Conditions set forth in clauses 3.1(c), (d) and (e), provided that in the case of (ii), the Purchaser’s best endeavours obligations under this clause 4.1 shall in relation to the Board Recommendation always be subject to clause 4.13 with the consequence that in the event of a Change of Recommendation the Purchaser shall cease to be required to endeavour to obtain the votes of Prudential’s shareholders in favour of the Resolutions, but shall remain obligated to fulfil its other covenants under this clause 4.

4.2	No party shall take any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of the Governmental Approvals that are necessary, proper or advisable under the Transaction Agreements and applicable to complete and make effective the transactions contemplated by the Transaction Agreements.

4.3	The Parent agrees to use best endeavours to take the steps necessary, proper or advisable to obtain or cause to be obtained as promptly as practicable after the Signing Date all Governmental Approvals that are necessary to complete and make effective the transactions contemplated by the Transaction Agreements, including but not limited to the regulatory approvals listed in Part B of Schedule 7 (Regulatory and anti-trust approvals), save that the Parent shall not be obliged to agree any action that would contravene any applicable Law.

4.4	The Purchaser and Prudential on the one hand and the Parent and the Seller on the other shall promptly make or cause to be made as soon as practicable after the Signing Date with all due dispatch all filings and notifications with all

Governmental Authorities that are necessary to complete and make effective the transactions contemplated by the Transaction Agreements. Before making or causing to be made any of the foregoing filings or notifications, subject to applicable Laws relating to the sharing of information, the relevant party shall provide the other with a draft of the filing or notification and a reasonable opportunity to review such draft, and shall consider in good faith the views of such other party regarding such filing or notification. Promptly after any of the foregoing filings or notifications have been made, the relevant party shall provide a copy thereof to the other.
4.5	Each party agrees to supply promptly any additional information and documentary material that may be requested by any Governmental Authority in connection with the aforementioned or any other applicable Laws. The Purchaser shall have responsibility for the filing fees associated with any change of control applications and market share notifications required in respect of the Condition set out in clause 3.1(a), including but not limited to any fees relating to such applications and notifications. The Parent shall have responsibility for the filing fees associated with any change of control applications and market share notifications required in respect of the Condition set out in clause 3.1(b), including but not limited to any fees relating to such applications and notifications.

4.6	Subject to the terms and conditions set out in this agreement, and without limiting the generality of the other undertakings contained in this clause 4, each of the Parent and the Purchaser agrees to promptly provide to any relevant Governmental Authority all information, documents or testimony reasonably requested by such Governmental Authority or that are reasonably necessary, proper or advisable to permit completion of the transactions contemplated by this agreement or the other Transaction Agreements.

4.7	Subject to applicable Law, the Purchaser and Prudential on the one hand and the Seller and the Parent on the other shall provide the other with copies of all correspondence, filings or communications between such party or any of its Affiliates or Representatives and any Governmental Authority, in each case to the extent relating to the matters that are the subject of this agreement.

4.8	Subject to applicable Law, no party shall, and shall procure that none of its Affiliates shall, agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend and participate at such meeting. Each party shall, and shall procure that their respective Affiliates and Representatives shall, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing, provided that the foregoing shall not require any party or any of their respective Affiliates or Representatives to disclose:
(a)	any information that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality; or

(b)	any privileged information or confidential competitive information of any party.
4.9	If, and to the extent, the Purchaser fails to obtain any Governmental Approvals necessary in connection with the transactions contemplated hereby or by the other Transaction Agreements, after complying with its obligations under clause 4.1 and its other obligations under this agreement, or determines in good faith that any such Governmental Approval will not be forthcoming, and failure to obtain any such Governmental Approval would in the event of Completion result in the Purchaser being in violation of applicable Law, the Purchaser shall, at its sole cost, use best endeavours to, and the Parent and the Seller shall use best endeavours to cooperate to, take such actions as promptly as practicable as are necessary such that Completion can occur without the Purchaser being in violation of applicable Law. For the avoidance of doubt, no actions taken under this clause 4.9 shall in any way reduce the Purchase Price or alter the form or mix of consideration to be paid by the Purchaser upon Completion. The Purchaser shall indemnify on an after tax basis the Parent and the Seller on demand against any material Taxes, other costs, expenses or liabilities incurred by the Parent or the Seller in connection with actions taken by or at the request of the Purchaser under this clause 4.9.

4.10	The Purchaser agrees to use best endeavours to:
(a)	prepare a prospectus as required by the Act in connection with the admission of the Purchaser Ordinary Shares to Listing and Trading (the “Purchaser Prospectus”); and

(b)	publish the Purchaser Prospectus by 30 April 2010.
4.11	Prudential agrees to use best endeavours to:
(a)	as soon as reasonably practicable following the Signing Date, instruct counsel for the purposes of the Scheme of Arrangement;

(b)	as soon as reasonably practicable following the Signing Date, appoint HSBC, Credit Suisse, Citigroup and Goldman, Sachs & Co., as co-managers of the Rights Issue;

(c)	as soon as reasonably practicable following the Posting Date, apply to the Court for leave to convene the Court Meeting;

(d)	prepare the Circular;

(e)	prepare a prospectus as required by the Act in connection with the Rights Issue and admission of the Rights Issue Shares to Listing and Trading (the “Prudential Prospectus”);

(f)	settle with the court the form of the Circular;

(g)	post (or publish) the Circular by 30 April 2010;

(h)	publish the Prudential Prospectus by 30 April 2010;

(i)	within 20 days of the Posting Date, convene a general meeting of Prudential (the “Prudential Shareholders Meeting”) to:
(i)	approve the Scheme of Arrangement and authorise implementation thereof;

(ii)	approve the Prudential Reduction of Capital and authorise implementation thereof;

(iii)	approve the terms of the Rights Issue and authorise implementation thereof;

(iv)	authorise the directors to issue and allot shares in connection with the matters mentioned in paragraphs (i) to (iii) above and disapply pre-emption rights in respect of such issues and allotments;

(v)	amend the articles of association;

(vi)	approve any proposed treatment of reserves;

(vii)	do, approve or authorise any other matter or thing which the directors of Prudential consider necessary or appropriate in connection with the aforementioned,
(the “Resolutions”) are considered; and

(j)	seek the sanction of the Court to the Scheme of Arrangement and confirmation of the Court to the Prudential Reduction of Capital.
4.12	Prudential agrees, subject in the case of paragraphs (b), (c) and (d) below to clause 4.13:
(a)	that the Announcement shall contain a statement to the effect that the directors of Prudential intend to make the Board Recommendation (as defined below);

(b)	that the Circular shall contain a unanimous and unqualified recommendation from the Prudential directors to Prudential shareholders to vote in favour of the Resolutions (the “Board Recommendation”);

(c)	not to, and to procure that the Prudential directors do not, withdraw, qualify or adversely modify the Board Recommendation; and

(d)	not to, and to procure that the Prudential directors do not, make any public statement which is contrary to the Board Recommendation.
4.13	The obligation of Prudential set out in clause 4.12 is (for the avoidance of doubt) subject to the fiduciary duties from time to time of its directors and the ability of the directors to withdraw, qualify or modify the Board Recommendation at any time shall not be limited by anything other than as provided expressly in these clauses 4.12 and 4.13. In particular, the obligation of those directors to give and maintain the Board Recommendation is subject to any duty of such directors to make full and honest disclosure to shareholders of, among other things, any changes of circumstances before they vote on such resolutions and to express their opinion as to what they consider is in the interests of Prudential at any particular time in the light of what they are then aware of, in each case, as interpreted, performed, or deemed necessary or appropriate, by the directors in the absolute discretion.
4.14	In the event that the directors of Prudential shall at any time be minded to withdraw, qualify or modify the Board Recommendation (each of the foregoing being a “Change of Recommendation”), the directors shall and Prudential shall procure that the directors shall:
(a)	notify the Parent and Seller forthwith of the prospective Change of Recommendation and, in reasonable detail, of the facts, matters and circumstances underlying the prospective Change of Recommendation;

(b)	consult with the Parent and Seller as to the prospective Change of Recommendation and afford to the Parent and Seller reasonable opportunities to meet and discuss the same with the directors and/or senior executives of Prudential;

(c)	obtain legal advice in writing from competent independent legal counsel qualified in English law and experienced in the field of directors’ duties as to the nature, extent and application of the directors’ fiduciary duties both as a matter of English law generally and specifically in the circumstances of the proposed Change of Recommendation;

(d)	afford to counsel nominated by Parent and Seller a reasonable opportunity to consult with counsel to the directors as referred to in sub paragraph (b) above (who shall be instructed to provide appropriate explanations to counsel nominated by the Parent and Seller);

(e)	where practicable having regard to the timing of the Court Meeting and general meeting of Prudential, not make or agree to make, nor announce or publish any Change in Recommendation without having complied with the provisions of this clause 4.14 and without having first allowed the Parent and Seller at least 48 hours to consult and otherwise exercise the rights given to them pursuant to this clause 4.14 following the notification pursuant to sub clause (a) above.
4.15	In the event of a Change of Recommendation and provided that the Prudential directors comply with their obligations under clause 4.14, the Parent and the Seller shall not be permitted or entitled to claim, allege or suggest that the directors did not act in accordance with their obligations under this agreement or their fiduciary duties or that the Purchaser and Prudential did not act in accordance with their obligations under this agreement.
4.16	For the avoidance of doubt, nothing in this clause 4 shall restrict or otherwise modify or extinguish the obligations of any party to continue to comply with their continuing obligations under this agreement notwithstanding any potential or actual Change of Recommendation; provided that if a Change of Recommendation occurs, the Purchaser’s and Prudential’s continuing obligations in respect of the satisfaction of the Condition set out in clause 3.1(c) shall not include an obligation to endeavour to obtain the votes of Prudential’s shareholders in favour of the Resolutions.

4.17	During the period commencing on the date of this agreement and ending on the date on which Prudential Shareholder Approval is obtained, neither Prudential nor the Purchaser nor any of their respective subsidiaries shall:
(i)	enter into or agree to enter into, or enter into any discussions with any third party with a view to entering into, any arrangement or transaction that would require shareholder approval from the shareholders of Prudential or the Purchaser pursuant to Chapter 10 of the Listing Rules if to do so would result in a Change of Recommendation;

(ii)	solicit, encourage or assist any person(s) to acquire, or enter into any agreement or arrangement to acquire, any interest in any shares or securities of Prudential or the Purchaser such that any Offer would have to be made for Prudential or the Purchaser according to the Code;

(iii)	subject to applicable Law and regulation, provide any non-public information to any person with a view to that person doing any of the foregoing; or

(iv)	assist, advise or encourage (including by providing or arranging finance for that purpose) any other person in doing any of the foregoing.
In this clause 4.17, “Offer” means a general, partial, tender or other type of offer including, without limitation, an acquisition, takeover, amalgamation or merger transaction (however effected), reverse takeover, scheme or arrangement or other court scheme, offer by a parent company for shares in its subsidiaries, share exchange or similar transaction.

4.18	Prior to posting and publishing (as applicable) the Circular, the Purchaser Prospectus and the Prudential Prospectus, Prudential and the Purchaser: (i) shall provide the Parent and the Seller with a reasonable opportunity to review such documents; and (ii) shall in good faith give reasonable consideration to all comments proposed by the Parent and the Seller.

4.19	If there shall occur any event (including discovery of any fact, circumstance or event) that is required by applicable Law to be set forth in an amendment or supplement to the Circular, the Purchaser Prospectus or the Prudential Prospectus, Prudential or the Purchaser (as applicable) shall prepare and post or publish (as applicable) such an amendment or supplement or issue a press release or take other corrective action, in each case to the extent required by applicable Law, and in each case after, to the extent reasonably practicable: (a) providing the Parent and the Seller with a reasonable opportunity to review such amendment or supplement; and (b) in good faith giving reasonable consideration to all comments proposed by the Parent and the Seller.

4.20	The Seller and the Parent on the one hand and the Purchaser and Prudential on the other undertake to disclose in writing to the other anything of which they become aware which will or will be reasonably likely to prevent any of the Conditions set out in clause 3.1 from being satisfied on or prior to the Long-Stop Date as soon as reasonably practicable after it comes to the notice of any of them.

4.21	The Seller and the Parent shall use their best endeavours to provide, and to procure that the AIA Group provides, promptly, all co-operation, information, documentation and assistance which is necessary or reasonably requested by the Purchaser or Prudential in connection with:
(a)	fulfilment of the Conditions set out in clauses 3.1(a) to (e);

(b)	making submissions, applications, notifications or filings to, providing information to, engaging in discussions, negotiations, or any other communication with, or obtaining any permission, approval, consent, waiver or other determination (whether binding or not) from (in each case) any Governmental Authority, or evaluating or assessing any matter in connection with any Condition, or otherwise in connection with the Transaction;

(c)	implementation of the Rights Issue, Scheme of Arrangement and Transaction;

(d)	preparation of the Purchaser Prospectus, the Prudential Prospectus and the Circular;

(e)	preparing, obtaining UKLA approval of and posting or publishing (as appropriate) any other document in connection with the matters mentioned at paragraphs (a) to (d) above, which co-operation, information, documentation and assistance shall include:
(a)	the provision of information about the Parent, the Seller, any of their respective Affiliates, the members of the AIA Group and any of their directors or managers;

(b)	the verification of any document or parts thereof;

(c)	making submissions, applications, notifications or filings (whether or not joint) to, providing information to, or engaging in discussions, negotiations, or any other communication with, any Governmental Authority; and

(d)	providing access to, and ensuring that assistance is provided by, its professional advisers, including all assistance reasonably required or necessary for the purpose of:
(i)	obtaining customary comfort letters in relation to the Purchaser Prospectus, the Prudential Prospectus, the Circular and any supplementary prospectus or circular; or

(ii)	any other matter reasonably in connection with the aforementioned.
The Parent and the Seller further agree that all information and documentation provided by them pursuant to this clause 4.21 shall be prepared in good faith and shall not be misleading in any material respect.

4.22	Prudential and the Purchaser shall use their best endeavours to provide, promptly, all co-operation, information, documentation and assistance which is necessary or reasonably requested by the Parent in connection with:
(a)	fulfilment of the Condition set out in clause 3.1(b);

(b)	making submissions, applications, notifications or filings to, providing information to, engaging in discussions, negotiations, or any other communication with, or obtaining any permission, approval, consent, waiver or other determination (whether binding or not) from (in each case) any Governmental Authority, or evaluating or assessing any matter in connection with the Condition referred to in clause 3.1(b);
which co-operation, information, documentation and assistance shall include:
(c)	the provision of information about Prudential, its Affiliates and any of their directors or managers;

(d)	making submissions, applications, notifications or filings (whether or not joint) to, providing information to, or engaging in discussions, negotiations or any other communication with, any Governmental Authority; and

(e)	providing access to, and ensuring that assistance is provided by, its professional advisers, including all assistance reasonably required or necessary for the purposes of fulfilment of the Condition referred to at clause 3.1(b).
Prudential and the Purchaser further agree that all information and documentation provided by them pursuant to this clause 4.22 shall be prepared in good faith and shall not be misleading in any material respect.

4.23	Neither the Purchaser nor Prudential shall be in breach of any provision of this clause 4 in the event that the circumstances that would otherwise constitute a breach arise, directly or indirectly, as a result of a failure by the Seller and/or the Parent to comply with its obligations under clauses 4.3, 4.4, 4.5, 4.7 or 4.21 or otherwise as a consequence of information on the AIA Group or the Parent or its Affiliates that is required not being made available to the Purchaser, Prudential and/or any Governmental Authority.

4.24	Neither the Seller nor the Parent shall be in breach of any provision of this clause 4 in the event that the circumstances that would otherwise constitute a breach arise, directly or indirectly, as a result of a failure by the Purchaser and/or Prudential to comply with its obligations under clauses 4.3, 4.4, 4.5, 4.7 or 4.22 or otherwise as a consequence of information on the Purchaser or its Affiliates that is required not being made available to the Parent, the Seller and/or any Governmental Authority.
5.	Completion

5.1	On a date to be nominated by the Purchaser, being not later than five Business Days following the date on which the last of the Conditions has been satisfied or (if applicable) waived (other than those Conditions that by their nature are to be satisfied at Completion, including the Conditions set out in clauses 3.1(d)(iii) and (iv), but subject to the satisfaction or waiver of those conditions at Completion), or on such other date as the parties may agree in writing, completion of the sale and purchase of the Shares (“Completion”) shall take place at the offices of Debevoise & Plimpton LLP, Tower 42, Old Broad Street, London, EC2N 1HQ or such other place or time as the parties may agree in writing (the date on which Completion takes place being the “Completion Date”).

5.2	As soon as reasonably practicable following the date on which all of the Conditions set out at clauses 3.1(a), (b), (c) and (d)(i) have been satisfied, Prudential shall arrange with the court a date for the hearing at which it will seek the sanction of the court to the Scheme of Arrangement and the confirmation of the court to the Prudential Reduction of Capital (the “Court Sanction Date”). Upon arranging such date, the Purchaser shall promptly give notice to the Parent of such date.

5.3	The Purchaser and the Seller shall, prior to the Court Sanction Date, agree to appropriate mechanics regarding the documents to be delivered pursuant to Schedule 3 such that the court will be prepared to sanction the Scheme of Arrangement and the Prudential Reduction of Capital.

5.4	The Purchaser and the Seller respectively shall ensure that the instrument of transfer and bought notes and the sold notes referred to in paragraphs 1(a), 1(b) and 5(a) of Schedule 3 shall not be executed in Hong Kong.

5.5	At Completion, the parties shall comply with their respective obligations in Schedule 3 (Completion Arrangements) in accordance with the timeframes set out in that schedule.

5.6	Each party acknowledges and agrees that following Completion, none of the parties shall be entitled to rescind this agreement and, accordingly, each party, to the maximum extent permitted by Law, waives all and any rights of rescission it may have in respect of this agreement.

6.	Warranties

6.1	The Parent and the Seller hereby warrant to the Purchaser that (i) the Warranty set out in paragraph 12 of Schedule 1 (Warranties) is accurate as of February 23, 2010, (ii) the Warranties set out in paragraphs 1, 2, 3, 4, 9, 11, and 13 of Schedule 1 (Warranties) are accurate as at the date of this agreement, and (iii) all other Warranties are accurate as at 1 November 2009, in each case subject to, and as qualified by, the Disclosure Letter. The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if such fact, matter or circumstance is fairly disclosed (or deemed disclosed) in the Disclosure Letter or in any document delivered or deemed delivered with it.

6.2	The Purchaser shall notify the Parent and the Seller not more than 30 Business Days and not less than 10 Business Days in advance of the date that the Purchaser intends to be the Posting Date. Without prejudice to the Parent and the Seller’s obligations under clause 4.21, the Parent and the Seller shall: (a) between the date of receipt of such notice and the date falling 2 Business Days prior to the intended Posting Date so notified by the Purchaser (the “Additional Disclosure Date”), deliver to the Purchaser information (the “Additional Disclosure”) about any matter arising between the Signing Date and the Additional Disclosure Date that would have been required to be disclosed in the AIA Prospectus in order to make the Warranty set forth in paragraph 12 of Schedule 1 (Warranties) true and correct as of the Additional Disclosure Date as if it had been made as of the Additional Disclosure Date as soon as reasonably practicable after such information becomes available (it being understood that this obligation is not intended to require daily disclosure but rather disclosure as appropriate with a view to assisting with the preparation of the Purchaser Prospectus, Prudential Prospectus and Circular); and (b) on the Additional Disclosure Date, deliver to the Purchaser a letter addressed to the Purchaser from the Parent (the “Warranty Letter”), warranting to the Purchaser that, as of the Additional Disclosure Date, the Additional Disclosure, taken together with the AIA Prospectus, does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that if the Parent and the Seller shall have complied with their obligations under this clause 6.2, and if the Posting Date does not occur on the date notified by the Purchaser, the Parent and the Seller shall have no further obligation to provide any such information to the Purchaser under this clause 6.2.
6.3	Except for the Warranties, neither the Parent nor the Seller makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Seller, the Company, the Company Subsidiaries, the business of the Company and the Company Subsidiaries, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any representation or warranty relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities. Except for the Warranties, the Parent and the Seller disclaim all liability and responsibility for any representations or warranties, whether made by the Parent, or any of its Affiliates or Representatives or any other Person, and any opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or its Affiliates or Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Purchaser by any Representative of the Parent or any of its Affiliates). Neither the Parent nor the Seller makes any representations or warranties to the Purchaser or any other Person regarding the probable success or profitability of the Company, the Company Subsidiaries or the business of the Company and the Company Subsidiaries (whether before or after Completion).

6.4	The Seller and the Parent undertake to disclose in writing to the Purchaser anything to the knowledge of the Parent that is or is reasonably likely to constitute:
(a)	a breach of Warranty that, without giving effect to any limitations as to materiality or Material Adverse Change set forth therein, has had, or would reasonably be expected to have, a Material Adverse Change;

(b)	a breach of the Parent’s covenants under clause 8.1 and/or Schedule 2 where any such breach is material in the context of the AIA Group taken as a whole; or

(c)	a Material Adverse Change,
promptly upon it coming to the notice of the Seller or the Parent between the date of this agreement and the Completion Date (in the case of paragraph (a) or (b)) and the Admission Date (in the case of paragraph (c)).

6.5	The Seller and the Parent undertake, in the absence of fraud, that if any claim is made against them in connection with the sale of the Shares to the Purchaser, not to make any claim against any member of the AIA Group or any director, employee, agent or adviser of any such member on whom it may have relied before agreeing to any term of the Transaction Agreements or authorising any statement in the Disclosure Letter.

6.6	The Purchaser hereby warrants to the Parent and the Seller as at the date hereof as follows (the “Purchaser Warranties”):
(a)	each of the Purchaser and Prudential is a corporation duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation with full power and authority to conduct such business as it presently conducts, and has been in continuous existence since its incorporation;

(b)	each of the Purchaser and Prudential has all requisite power to enter into and, subject to satisfaction of the Conditions, complete the transactions contemplated by and carry out its obligations under the Transaction Agreements to which it is a party. The execution and delivery by each of the Purchaser and Prudential of each of the Transaction Agreements to which it is a party, and, subject to satisfaction of the Conditions, the completion by each of the Purchaser and Prudential of the transactions contemplated by the Transaction Agreements, has been (or will be prior to Completion be) duly authorised by all requisite corporate or other similar action on the part of the Purchaser or Prudential. Each of the Transaction Agreements to which the Purchaser and Prudential is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by the Purchaser or Prudential as applicable;

(c)	the execution and delivery by the Purchaser and Prudential of the Transaction Agreements do not, and the completion by the Purchaser or Prudential of the transactions contemplated by the Transaction Agreements to which each is a party will not, require any Governmental Approvals (other than those identified in Schedule 7 (Regulatory and anti-trust approvals)) or approval of Purchaser’s shareholders (other than the Purchaser’s Shareholder Approval) to be obtained or made by the Purchaser or Prudential, except for such notices, filings, exemptions or reviews, authorisations, consents or approvals that (i) would not give rise to a material liability in a jurisdiction material to the Purchaser Group or to criminal liability or (ii) of which the Purchaser was not aware after due enquiry;

(d)	assuming due authorisation, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Purchaser or Prudential is a party constitutes, or upon execution and delivery thereof, will constitute, legal, valid and binding obligations of the Purchaser or Prudential, enforceable against it in accordance with its terms. For purposes of this clause 6.6(d), the term “enforceable” means that the obligations in question are of a type which the English courts enforce and does not mean that those obligations necessarily will be enforced in accordance with their terms or be binding in all circumstances. In particular, enforcement may be subject to equitable principles, time-barring of claims and laws generally affecting the rights of creditors;

(e)	the statement in the Announcement to the effect that the directors intend to make the Board Recommendation referred to in clause 4.12(a) was considered at a duly convened and held meeting of the board of directors or a committee of the directors of Prudential in light of, inter alia, such directors’ fiduciary and statutory duties under English law;

(f)	the Purchaser has delivered to the Parent and the Seller in the agreed form certified copies of (i) an executed commitment letter, dated as of the date hereof (the “Underwriting Commitment Letter”), between the Purchaser and the Underwriters relating to the commitment by the Underwriters to enter into a definitive agreement in the form set out in Schedule 4 to the Underwriting Commitment Letter (the “Underwriting Agreement”) pursuant to which the Underwriters would underwrite the Rights Issue (the “Underwriting”) in the aggregate amount of US$20 billion (net of costs, fees and expenses) pursuant to and in accordance with the terms of the Underwriting Agreement, (ii) an executed $5,400,000,000 Bridge Facility Agreement between Prudential and the Debt Financiers, dated as of the date hereof (the “Bridge Credit Agreement”, and together with the Underwriting Commitment Letter, the “Commitments”, collectively referred to as the “Financing”);

(g)	the Commitments are in full force and effect and are valid. The obligations of the parties thereto to fund the Commitments are not subject to any conditions other than as set forth in the Commitments. As of the Signing Date, no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Commitments by the Purchaser or Prudential. Neither the Purchaser nor Prudential has any knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitments not being satisfied or (ii) the funding contemplated in the Commitments not being made available to the Purchaser on a timely basis in order to consummate the transactions contemplated by this agreement;

(h)	the Purchaser is not aware of any facts or conditions related to its regulatory or financial status (including pending or threatened proceedings, claims, judgments, orders, or legal administrative or arbitration proceedings or investigations by any Governmental Authority) that are reasonably likely to impede its ability to promptly obtain any Governmental Approvals necessary for it to comply in full with its obligations under the Transaction Agreements. In the past three years, in the East Asian jurisdictions in which the Purchaser operates: (a) neither the Purchaser nor any of its Affiliates has been denied a Governmental Approval required in connection with any acquisition in any such jurisdiction; and (b) no license, permit or authorization issued to the Purchaser or any of its Affiliates by any Governmental Authority in any such jurisdiction has been suspended, terminated, withdrawn, suspended, revoked or non-renewed;

(i)	the Consideration Shares, Mandatory Convertible Securities and the Purchaser Preferred Securities to be allotted and issued to the Seller at Completion will, when so allotted and issued, be free and clear of any and all Encumbrances;

(j)	the Consideration Shares, Mandatory Convertible Securities and the Purchaser Preferred Securities will, on Completion, be duly and validly authorised and issued in accordance with the provisions of the Companies Act, not subject to any call for the payment of further capital, credited as fully paid and (save as set out in clause 16 of this agreement) free of all pre-emptive rights or other rights or restrictions on transfer or otherwise; and

(k)	the Consideration Shares shall, when issued at Completion, rank pari passu with the ordinary in the capital of the Purchaser, including the right to receive all dividends declared made or paid with a dividend record date which falls after the Completion Date.
6.7	Except for the Purchaser Warranties and the Warranties, the parties and their respective Representatives:

(a)	do not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, the Transaction Agreements or the transactions contemplated by the Transaction Agreements; and

(b)	disclaim all liability and responsibility for any other representations or warranties, whether made by the Purchaser or any of its Affiliates or their respective Representatives or any other Person, and all liability and responsibility for any other opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to any party or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to any party or its Affiliates or Representatives by any Representative of any party or any of its Affiliates or Representatives).
7.	Remedies, Termination and Termination Fee

7.1	With the exception of the Warranties set out in paragraphs 1, 2, 3 and 12 of Schedule 1 (Warranties) (Capacity, Title, Disclosure) and the warranty contained in the Warranty Letter, the Warranties and the Pre-Completion Covenants of the Parent and the Seller shall terminate at the Completion Date upon and subject to Completion having been executed in full in accordance with clause 5 and, save in relation to the Warranties set out in paragraphs 1, 2, 3 and 12 of Schedule 1 (Warranties) (Capacity, Title, Disclosure) and the warranty contained in the Warranty Letter, the Parent and the Seller shall have no liability with respect to the Warranties or the Pre-Completion Covenants of the Parent or the Seller after Completion; provided that with respect to the Disclosure Warranties, (a) such Disclosure Warranties shall survive only until the first anniversary of the Completion Date and shall terminate on such date (save in relation to Claims initiated prior to such date), (b) the aggregate Losses for which the Parent and the Seller shall be liable to the Purchaser in respect of all breaches of such Disclosure Warranties shall not exceed US$7,500,000,000, and (c) the Parent and the Seller shall have liability to the Purchaser in respect of any breach of such Disclosure Warranties only to the extent that the Parent and the Seller would have liability under the federal securities laws of the United States to investors in a transaction in which all of the Shares were sold by the Parent and the Seller to such investors (i) in the case of the Warranty set out at paragraph 12 of Schedule 1 (Warranties) by means of the AIA Prospectus, and (ii) in the case of the warranty contained in the Warranty Letter by means of the AIA Prospectus as updated by the information set out in the Additional Disclosure, in each case in a transaction exempt from the registration requirements of the Securities Act, including, without limitation, a requirement that the Parent shall have acted with scienter in respect of such breach, and provided, further, that the liability of the Parent for breaches of its covenants contained in Schedule 2 (Conduct of Business Prior to Completion) shall survive Completion only to the extent such breaches continue following written notice thereof by the Purchaser and a reasonable time period for cure.

7.2	With the exceptions of the Purchaser Warranties set out in clauses 6.4(a), (b), (c), (d), (i), (j) and (k), the Purchaser Warranties and the Purchaser’s and Prudential’s Pre-Completion Covenants shall terminate at the Completion Date upon and subject to Completion having been executed in full in accordance with clause 5, and save in relation to the Purchaser Warranties set out in clauses 7.4(a), (b), (c) and (d), the Purchaser and Prudential shall have no liability with respect to the Purchaser Warranties or the Purchaser’s and Prudential’s Pre-Completion Covenants after Completion.

7.3	This agreement may be terminated prior to Completion:
(a)	by the mutual written consent of the Parent, the Seller, the Purchaser and Prudential;

(b)	by the Parent or the Seller, in the event that the Board Recommendation is clearly and definitively withdrawn or modified or qualified in any manner adverse to the Parent or the Seller in advance of the passage of the Resolutions by Prudential’s shareholders, provided that the right to terminate pursuant to this clause 7.3(b) shall expire in the event that (and with effect from) the Resolutions are (being) passed by Prudential’s shareholders;

(c)	by any of the Parent, the Seller, the Purchaser or Prudential if Completion has not occurred on or before the date which is 12 months after the Signing Date (as may be extended pursuant to this clause, the “Long-Stop Date”); provided that, if the sole reason that Completion has not occurred is that any of the Governmental Approvals required pursuant to clause 3.1 have not been obtained on or prior to such date, or that the parties have begun taking any action pursuant to clause 4.9 that has not been completed but is capable of completion, any of the Parent, the Seller, the Purchaser or Prudential may extend the Long-Stop Date for an additional 90 days beyond the date which is 12 months after the Signing Date. For the avoidance of doubt, if the Long-Stop Date is so extended, it shall not be capable of further extension without the mutual agreement of the parties;

(d)	by any of the Parent, the Seller, the Purchaser or Prudential if Prudential’s shareholders have not passed the Resolutions at a duly convened and held general meeting of Prudential on or before the date that is 5 months after the Signing Date;

(e)	by the Purchaser, if a breach of Warranty shall have occurred:
(i)	that would cause the condition set forth in clause 3.1(f) not to be satisfied, only insofar as it is reasonably likely that such breach will not be cured by the earlier of the Long-Stop Date and the date falling 3 months after the date of such breach; or

(ii)	except to the extent that (without giving effect to any limitations as to materiality or Material Adverse Change set forth therein) the failure or failures of the relevant Warranties to be true and correct when given in accordance with clause 6.1, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Change, and only insofar as it is reasonably likely that such breach will not be cured by the earlier of the Long Stop Date and the date falling 3 months after the date of such breach;
(f)	by the Purchaser, if a breach of the Parent’s covenants under clause 8.1 shall have occurred that would cause the condition set forth in clause 3.1(h) not to be satisfied, only insofar as it is reasonably likely that such breach will not be cured by the earlier of the Long-Stop Date and the date falling 3 months after the date of such breach;

(g)	by the Parent or the Seller, if a breach of Purchaser Warranty shall have occurred that would cause the condition set forth in clause 3.1(g) not to be satisfied, only insofar as it is reasonably likely that such breach will not be cured by the earlier of the Long-Stop Date and the date falling 3 months after the date of such breach;

(h)	by the Purchaser, if a Material Adverse Change, or state of facts, circumstance, change, development, effect, event or occurrence which would reasonably be expected to have a Material Adverse Change, occurs between the Signing Date and the Admission Date; provided, however, that the Purchaser may not terminate this agreement pursuant to this clause 7.3(h) at any time following the Admission Date;

(i)	by the Parent or the Seller, if Completion shall not have occurred within five Business Days following the date on which the last of the Conditions has been satisfied or (if applicable) waived, or, with respect to those Conditions that by their nature are to be satisfied at Completion including the Conditions at clause 3.1(d)(iii) and (iv), are capable of being satisfied at Completion, provided that at the time of such termination, the Parent and the Seller are prepared to proceed with Completion, including being prepared materially to comply with their respective obligations under Schedule 3 (Completion Arrangements); or

(j)	by the Purchaser, if Completion shall not have occurred within five Business Days following the date on which the last of the Conditions has been satisfied or (if applicable) waived, or, with respect to those Conditions that by their nature are to be satisfied at Completion including the Conditions at clause 3.1(d)(iii) and (iv), are capable of being satisfied at Completion, provided that at the time of such termination, the Purchaser is prepared to proceed with the Completion, including being prepared materially to comply with its obligations under Schedule 3 (Completion Arrangements).
7.4	Any party desiring to terminate this agreement pursuant to clause 7.3 shall give written notice of such termination to the other parties (except that the Parent does not need to give such notice to the Seller nor the Purchaser to Prudential and, in each case, vice versa).

7.5	In the event of the termination of this agreement pursuant to clause 7.3, this agreement shall terminate forthwith save that such termination shall be without prejudice to any accrued rights, obligations and liabilities of the parties as at the date of termination and without prejudice to any parties’ liability under this clause 7. The provisions set out in clauses 22, 27, 28, 31, 32, 33, 34, 36 and 37 of this agreement shall survive termination.

7.6	For the avoidance of doubt, and not in limitation of any other remedy or claim for damages to which any party hereto may be entitled in the event of any termination of this agreement, (i) in the event that this agreement is terminated pursuant to clause 7.3(i) as a result of a breach by the Purchaser of its obligation to proceed with Completion, Prudential shall be liable to the Parent and the Seller for any Losses resulting from such termination of this agreement, and (ii) in the event that this agreement is terminated pursuant to clause 7.3(j) as a result of a breach by the Parent or the Seller of their respective obligations to proceed with Completion, the Parent shall be liable to the Purchaser for any Losses resulting from such termination of this agreement.

7.7	Prudential agrees to pay to the Seller a fee equal to £152,569,000 (the “Termination Fee”) in the event that: (x) this agreement is terminated pursuant to clause 7.3(c) as a result of either the failure of the Conditions contained in clause 3.1(a) or in the event that the Rights Issue is not completed by the Long-Stop Date, (y) this agreement is terminated pursuant to clause 7.3(b) or 7.3(d), or (z) in the event that this agreement is terminated on or after the Long-Stop Date, and at the time of such termination, the Parent and the Seller had the right to terminate this agreement pursuant to clause 7.3(b) or 7.3(d), in each case, subject to clause 7.11; and provided that no Termination Fee will be payable if, at the time this agreement is terminated, the Purchaser had the right to terminate this agreement pursuant to clause 7.3(e) or 7.3(f).

7.8	If Prudential fails to promptly pay the Termination Fee when due, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this agreement until the date of payment at the Interest Rate. If, in order to obtain such payment, the Parent and/or the Seller commences a suit that results in judgment for such party for such amount, the Purchaser shall pay the Parent and/or the Seller (as applicable) its (or their) reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

7.9	Each of the parties hereto further acknowledges and agrees that the payment of the Termination Fee is not a penalty, and Prudential waives any right it may otherwise have to challenge the payment of the Termination Fee or as a penalty or as unenforceable in any way.

7.10	The Purchaser and Prudential on the one hand and the Seller and the Parent on the other acknowledge and agree that the agreements contained in this clause 7 are an integral part of the transactions contemplated by this agreement and that, without these agreements, the other parties would not enter into this agreement.

7.11	The Termination Fee is payable as follows:
(a)	Save as provided in clause 7.11(f), an amount equal to the Termination Fee LESS an amount equal to the amount of VAT that Prudential or the representative member of the same group of companies for VAT purposes as Prudential (the “Representative Member”) would have to account for to HMRC in respect of a standard rated taxable supply by it for which the full amount of the Termination Fee were the consideration (the amount so deducted from the Termination Fee being the “Subtracted Amount”) shall be payable within ten Business Days of the applicable termination event referred to in clause 7.3.

(b)	As soon as reasonably practicable after the Termination Fee has become payable under clause 7.7 above, Prudential shall, if no prior request has been made pursuant to clause 7.11(f), apply to HMRC for a ruling in accordance with then current HMRC practice that neither it nor the Representative Member is required to account for any VAT in respect of the Termination Fee (whether as a result of section 8 of the Value Added Tax Act 1994 or otherwise). If HMRC rules that neither Prudential nor the Representative Member is required to account for any VAT in respect of the Termination Fee, Prudential shall within ten Business Days of the receipt by it of the ruling pay to the Seller an amount equal to the Subtracted Amount.

(c)	If HMRC rules that Prudential or the Representative Member is required to account for any VAT in respect of the Termination Fee, Prudential shall give written notice to the Seller of such ruling as soon as reasonably practicable after becoming aware of such ruling and the Seller may, within ten Business Days of being so notified, give written notice to Prudential that it requires Prudential to obtain a review by HMRC of that ruling, in which case Prudential shall, as soon as reasonably practicable, request HMRC to undertake such a review. Upon Prudential’s being advised by HMRC of its decision arising out of the review, Prudential shall provide written notice to the Seller as soon as possible of that decision and, if the Seller disagrees with the decision, the Seller may within ten Business Days of being so notified give notice to Prudential that it requires Prudential to appeal that decision to the First Tier Tribunal provided that:
(i)	the Seller indemnifies Prudential and the Representative Member to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby; and

(ii)	the Seller furnishes Prudential with a written opinion (obtained at the Seller’s expense) of leading tax counsel of at least ten years’ standing chosen by the Seller from a panel of at least three such counsel nominated by Prudential that the appeal would, on the balance of probabilities, be successful.
(d)	Within 15 Business Days of receipt by it: of the ruling referred to in clause 7.11(c); or, if the Seller shall have required a review of the ruling under that clause 7.11(c), of the receipt by Prudential of HMRC’s decision; or, if the Seller shall have required an appeal to be made to the First Tier Tribunal, of the First Tier Tribunal’s decision, Prudential shall pay to the Seller an amount equal to (i) so much of the

VAT for which Prudential or the Representative Member is in accordance with the ruling of HMRC, the decision of HMRC or, as the case may be, the decision of the First Tier Tribunal, liable that Prudential in good faith determines that it or the Representative Member is entitled to credit for as input tax or (ii) if it is determined on such review, decision or appeal that neither Prudential nor the Representative Member is required to account for any VAT in respect of the Termination Fee, the Subtracted Amount. For the avoidance of doubt, Prudential shall have no liability to the Seller for any amount by which the aggregate amount payable under clause 7.11(a) above and this clause 7.11(d) is less than the Termination Fee.

(e)	Prudential shall provide the Seller with a draft copy of any ruling, review or appeal application to be made in relation to the VAT treatment of the Termination Fee reasonably in advance of its proposed submission to HMRC or the First Tier Tribunal and shall ensure all reasonable comments of the Seller are reflected therein. Where there is any correspondence with HMRC or other documents are prepared in relation to such correspondence or a ruling or review (or any appeal in respect thereof) or where any meeting or telephone call is to take place with any representative or representatives of HMRC in relation to a such ruling, review or appeal, Prudential shall:
(i)	as promptly as reasonably practicable send copies of all such correspondence received and copies of all draft replies and other such prepared documents to the Seller (in each case to the extent that it relates or they relate to the Termination Fee) and shall give the Seller an opportunity to make comments thereon a reasonable time in advance of their submission to HMRC; and

(ii)	give reasonable advance notice of any such meeting to the Seller, it is hereby agreed that the Seller shall be entitled to nominate a person or persons to attend and participate in such meeting or call.
(f)	At any time before the Termination Fee becomes payable under clause 7.7 above, the Seller may by written notice require that Prudential applies as soon as reasonably practicable to HMRC for a ruling in accordance with then current HMRC practice that neither it nor the Representative Member would be required to account for any VAT in respect of the Termination Fee if it were paid (including under section 8 of the Value Added Tax Act 1994). If such a request is made, then:

(i)	if the Termination Fee becomes payable under clause 7.7 above, and before the due date for payment under clause 7.11(a), HMRC rule that neither Prudential nor the Representative Member would be required to account for VAT in respect of the Termination Fee, Prudential shall as soon as reasonably practicable give written notice to the Seller of such ruling and no amount may be subtracted from the Termination Fee pursuant to clause 7.11(a) (unless Prudential reasonably believes that the ruling may no longer be binding upon HMRC as a result of a change of Law, in which case clause 7.11(b) above shall apply as if the words ‘, if no prior request has been made pursuant to clause 7.11(f),’ were omitted). If the Termination Fee becomes payable under clause 7.7 above and such ruling is received on or after the due date for payment under clause 7.11(a)above, clause 7.11(b) shall apply as though such ruling had been obtained pursuant to that clause;

(ii)	if HMRC rule that Prudential or the Representative Member would be required to account for any VAT in respect of the Termination Fee if it were paid, Prudential shall as soon as reasonably practicable give written notice to the Seller of such ruling and the Seller and Prudential shall in good faith negotiate to determine whether there is an alternative transaction which the Seller and Prudential could undertake which would, if a termination event referred to in clause 7.3 occurred, put them in the same position as they would have been in if the Termination Fee payable in respect of such termination event could have been paid with no VAT (or a lower VAT) liability arising in respect of it. If the Seller and Prudential agree that there is such an alternative transaction and if a termination event referred to in clause 7.3 occurs such that, absent this clause 7.11(f)(ii) the Termination Fee would have become payable, the Termination Fee shall not be payable and the Seller and Prudential shall effect the agreed transaction. If within fifteen Business Days of the Seller’s being so notified by Prudential no such agreement has been reached then the remaining provisions of this clause 7.11 (excluding 7.11(b)) shall apply as appropriate (save that the ten Business Day period first mentioned in clause 7.11(c) shall be treated as commencing at the end of such fifteen Business Day period). For the avoidance of doubt, the payment of the Termination Fee or the Late Completion Adjustment Amount shall not relieve any party of any liability for fraud or for any breach of any covenant or obligation in this agreement (including any breach of any covenant or obligation giving rise to payment of such Termination Fee or Late Completion Adjustment

Amount), the parties may seek to recover any additional or other damages to which they are entitled in a circumstance in which the Termination Fee or the Late Completion Adjustment Amount is payable.
7.12	In the event that Completion occurs after August 31, 2010, the Cash Consideration payable by the Purchaser to the Seller for the Shares shall be increased by an amount (the “Late Completion Adjustment Amount”) equal to 5/1200ths of the Cash Consideration outstanding per month, from September 1, 2010 through the Completion Date. The Late Completion Adjustment Amount shall be without prejudice to any rights and remedies available to the Seller.

8.	Conduct of business before Completion

8.1	Subject to any applicable Laws, during the period from the date of this agreement until Completion, except:
(a)	as otherwise contemplated by or necessary to effect the matters contemplated by the Transaction Agreements;

(b)	for matters identified in the Disclosure Letter;

(c)	as may otherwise be required by applicable Contract obligations or by applicable Law; or

(d)	as the Purchaser otherwise consents in writing in advance (which consent shall not be unreasonably withheld or delayed);
the Parent shall use its best endeavours to cause the Company and the AIA Group Members (i) to conduct their business in the ordinary course, and (ii) not to take any of the actions listed in Schedule 2 (Conduct of Business Prior to Completion).

8.2	The Seller and the Parent shall use commercially reasonable endeavours to, and shall use commercially reasonable endeavours to procure that the AIA Group will, co-operate fully between the date of this agreement and Completion in order to assist the Purchaser, Prudential and their Affiliates to communicate with employees, agents and consultants of the AIA Group and take actions to inform and retain such persons as employees, agents and consultants, provided that neither the Seller nor the Parent shall be obliged to do anything that would unreasonably interfere with any of the businesses or operations of the Parent or any of its Affiliates (including the Company and the Company Subsidiaries); and provided, further, that, anything to the contrary in this agreement notwithstanding, nothing herein shall obligate or be construed to obligate the Parent or the Seller to make, or to cause to be made, any payment to any employee, agent or consultant of the AIA Group or any other third party in order to comply with its obligations under this clause 8.2.

8.3	Prudential and the Parent shall take the actions set forth in clause 8.3 of the Disclosure Letter.

9.	Stamp Duty

9.1	Any Hong Kong stamp duty payable on the sale by the Seller of the Shares to the Purchaser under this Agreement or on any instrument of transfer used to complete such sale shall be borne equally by the Seller on the one hand and the Purchaser on the other. Each of the Seller and the Purchaser agrees to indemnify, and keep indemnified (on an after Tax basis), the other against any losses suffered and all liabilities, costs and expenses incurred by the relevant party which arise out of or in connection with the relevant party not paying any Hong Kong stamp duty which is due and payable by either of them in relation to the sale and purchase of the Shares.

9.2	Any stamp duty, stamp duty reserve tax and any similar stamp or documentary Tax (“Stamp Tax”) payable on:
(a)	the issue of the Consideration Shares by the Purchaser to the Seller under clause 2.3(b);

(b)	the issue of the Mandatorily Convertible Securities by the Purchaser to the Seller under clause 2.3(c); and

(c)	the issue of the Purchaser Preferred Securities by the Purchaser to the Seller under clause 2.3(d), shall be borne by the Purchaser except to the extent that such Stamp Tax (if payable outside the United Kingdom) would not have been payable but for the Seller being established in or having some other connection with the jurisdiction in which such Stamp Tax is payable.

9.3	For so long as the Seller remains the registered holder of any of the Shares after Completion the Seller shall:
(a)	hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and its successors in title;

(b)	deal with and dispose of the Shares and all such dividends, distributions and rights as the Purchaser or any such successor may direct; and

(c)	if so requested by the Purchaser or any such successor:
(i)	vote at all meetings which it or its nominee shall be entitled to attend as the registered holder of the Shares in such manner as the Purchaser or any such successor may direct; and

(ii)	execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable or convenient to enable the Purchaser or any such successor to attend and vote at any such meeting.
10.	Undertakings

10.1	The Purchaser shall use its best endeavours to exercise all of its rights and fulfill all of its obligations under the Commitments in order to obtain funds to make payment of the Purchase Price, including (i) using best endeavours to (A) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitments; (B) to the extent applicable, enter into definitive agreements with respect thereto, on the terms and conditions contemplated by the Commitments. The Purchaser will furnish correct and complete copies of all such definitive agreements to the Parent and the Seller promptly upon their execution.

10.2	The Purchaser shall keep the Parent and the Seller fully informed with respect to all material activity concerning the status of the Financing contemplated by the Commitments and shall give the Parent and the Seller notice as soon as reasonably practicable of any material change with respect to such Financing. The Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Parent and the Seller, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of the Financing contemplated by the Commitments. The Purchaser shall not amend or alter, or agree to amend or alter, the Commitments in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated hereby without the prior written consent of the Parent and the Seller. The Purchaser shall not terminate the Commitments without the prior written consent of the Parent and the Seller.

10.3	Until all of the obligations of Prudential and the Purchaser have been satisfied at Completion, Prudential hereby unconditionally guarantees the performance of the obligations and liabilities of the Purchaser under this agreement (the “Guarantee”). Prudential and the Purchaser hereby deem the Parent and the Seller to be third party beneficiaries of the Guarantee and the Parent and the Seller shall have all rights and remedies under Law to enforce the Guarantee. The obligations and liabilities of Prudential pursuant to this clause 10.3 will not be assignable, by operation of Law or otherwise, and Prudential may not be released from its obligations and liabilities pursuant to this clause 10.3, without the prior written consent of the Parent and the Seller and any purported assignment, other transfer or release without such consent will be void and unenforceable.

10.4	Following Completion, the Purchaser and Prudential on the one hand and the Parent and the Seller on the other shall promptly make or cause to be made (which shall in no event be later than any date required by applicable Law) all filings and notifications with all Governmental Authorities that are necessary, proper or advisable to complete and make effective the transactions contemplated by the Transaction Agreements or as required by applicable Law. Before making or causing to be made any of the foregoing filings or notifications, subject to applicable Laws relating to the sharing of information, the relevant party shall provide the other with a draft of the filing or notification and a reasonable opportunity to review such draft, and shall consider in good faith the views of such other party regarding such filing or notification. Promptly after any of the foregoing filings or notifications have been made, the relevant party shall provide a copy thereof to the other.

10.5	Nothing in clause 10.4 shall require any party or any of their respective Affiliates or Representatives to disclose:
(a)	any information that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality; or

(b)	any privileged information or confidential competitive information of any party, unless required by, or in accordance with, an order, ruling or determination of a Governmental Authority or applicable Law.

10.6	The Seller shall procure that each AIA Group Member shall terminate its participation in each Benefit Plan that is not a Company Benefit Plan, and in no event shall any Company Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Completion Date. The applicable AIA Group Member shall retain all rights and obligations under each Company Benefit Plan on and after the Completion Date.

10.7	On or prior to the Completion Date, the Seller shall procure that, to the extent permitted by applicable Law:
(a)	the employment of each employee of the Seller or any of its Affiliates whose duties relate primarily to the Business and who at such time is not already employed by the Company shall be transferred to the Company; and

(b)	the employment of each employee of any AIA Group Member whose duties do not relate primarily to the Business shall be transferred to the Seller or an Affiliate (other than a AIA Group Member).
11.	Access to Information

11.1	From the date of this agreement until the Completion Date, and subject to clause 11.2, any applicable Law, any applicable legal privileges and confidentiality obligations, upon reasonable prior notice, the Parent shall procure that the Purchaser and its Representatives are provided with access to the Data Room and granted reasonable access (during regular business hours upon reasonable notice) to all employees, advisers, property, documents and Books and Records of the AIA Group as the Purchaser may reasonably request for any reasonable business purpose including (without limitation) in connection with integration, synergies, separation, preparation of the Prudential Prospectus, Prudential Circular and Purchaser Prospectus, communication, evaluation and retention of employees, agents and consultants. The Purchaser shall reimburse the Parent or, as applicable, the Seller, promptly for any reasonable out-of-pocket expenses incurred by the

Parent, Seller, their respective Affiliates, and, if applicable, the Company in complying with any request by or on behalf of the Purchaser or any of its Affiliates in connection with this clause 11.1. If the Parent believes that, in any particular case, if it were to provide (or procure the provision of) information required by the Purchaser, it would be in breach of an obligation of confidentiality, the Parent shall consult with the Purchaser with a view to providing the required information in a manner which does not breach the confidentiality obligation or otherwise in an appropriate manner.

11.2	Items provided by the Parent pursuant to clause 11.1 shall be determined by taking into account the sensitive nature of the transactions contemplated hereby, and:
(a)	nothing in clause 11.1 shall require the Seller to do anything which would unreasonably interfere with any of the businesses or operations of the Parent or any of its Affiliates (including the Company and the Company Subsidiaries);

(b)	neither the Parent nor any of its Affiliates (including the Company and the Company Subsidiaries) shall be obligated to make the Data Room available to any Person unless and until such Person has signed a customary confidentiality agreement relating to such access to the Data Room in form and substance reasonably acceptable to the Parent; and

(c)	the Parent and its Affiliates (including members of the AIA Group) shall be entitled to redact, delete or edit Tax Returns and Tax work papers to which the Purchaser and its Representatives are provided access pursuant to clause 11.1 to the extent that such Tax Returns or Tax work papers include information, data or other materials that relates to the Retained Group, save where such information, data or other materials relate exclusively to one or more AIA Group Members.
11.3	If so reasonably requested by the Parent or the Seller, the Purchaser shall enter into a customary joint defence agreement in a form acceptable to the Purchaser (acting reasonably) with any one or more of the Parent and its Affiliates (including the Company and the Company Subsidiaries) with respect to any information to be provided to the Purchaser pursuant to clause 11.1 or 11.5. The Parent and the Seller shall reimburse the Purchaser promptly for any out-of-pocket expenses reasonably incurred by the Purchaser and its Affiliates (including the Company and the Company Subsidiaries) in complying with any request by or on behalf of the Purchaser or any of its Affiliates in connection with this clause 11.3.

11.4	In addition to the provisions of clause 11.8 and 11.9, from and after the Completion Date, at the request or the direction of or as required by a Governmental Authority, or as required in connection with the preparation of Tax Returns or related tax filings, in each case subject to any applicable Law and any applicable legal privileges, upon reasonable prior notice, the Purchaser shall, and shall cause the Company and its Affiliates and Representatives to:
(a)	afford the Parent, the Seller and their respective Affiliates and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the AIA Group in respect of the businesses conducted by it as at Completion (including Tax Returns and other information and documents relating to Tax matters);

(b)	furnish to the Parent, Seller or their respective Affiliates and their respective Representatives such additional financial data and other information regarding the AIA Group and the businesses conducted by it as at Completion as the Parent, Seller, their respective Affiliates or their respective Representatives may from time to time reasonably request (including Tax Returns and other information and documents relating to Tax matters);

(c)	make available to the Parent and its Affiliates and their respective Representatives, reasonable access during regular business hours to the employees of the Purchaser and its Affiliates in respect of the Company and the businesses conducted by it whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Parent or its Affiliates in connection with the preparation of Tax Returns (including related discussions with any Tax Authority);

(d)	to the extent permitted by Law, furnish to the Parent any Tax information regarding the Purchaser and its Affiliates that is reasonably requested by the Parent as necessary to enable the Parent and its Affiliates to prepare accurately all Tax Returns required to be filed by the Parent or its Affiliates with respect to their ownership of the Purchaser Ordinary Shares, Purchaser Preferred Securities and/or Mandatory Convertible Securities (including any securities arising on conversion in accordance with the terms thereof) and to comply with any Tax reporting requirements imposed by a Tax Authority on the Parent or any of its Affiliates as a result of the ownership of such Purchaser shares and securities, in each case to the extent required for the purposes set out in the preamble to this clause 11.4 and provided that (i) nothing in this clause 11.4 shall require the Purchaser to do anything which would unreasonably interfere with the business or operations of the Purchaser or any of its Affiliates; (ii) the auditors and independent accountants of the Purchaser or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and (iii) subject to using all reasonable efforts to redact or edit the relevant Tax Return (or portion thereof) or Tax related work papers, none of Purchaser or any of its Affiliates (including the AIA Group) shall be required to disclose any Tax Return (or portion thereof) or Tax related work papers that does not relate exclusively to one or more AIA Group Members. The Parent or the Seller shall reimburse the Purchaser promptly for any reasonable out-of-pocket expenses incurred by the Purchaser and its Affiliates (including the Company) in complying with any request by or on behalf of the Parent, the Seller and their respective Affiliates in connection with this clause 11.4.

11.5	In addition to the provisions of clause 11.8 and 11.9, from and after the Completion Date, at the request or direction of or as required by a Governmental Authority or as required in connection with the preparation of Tax Returns or related tax filings, in each case subject to any applicable Law, any applicable legal privileges, upon reasonable prior notice, the Parent and Seller shall, and shall cause their respective Affiliates and Representatives to:
(a)	afford the Purchaser and its Affiliates and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Seller and its Affiliates in respect of the Company and the businesses conducted by it (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters);

(b)	furnish to the Purchaser and its Affiliates and their respective Representatives such additional financial data and other information regarding the Company and the businesses conducted by it as the Purchaser, its Affiliates or their respective Representatives may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters);

(c)	make available to the Purchaser and its Affiliates and their respective Representatives, reasonable access during regular business hours to the employees of the Seller and its Affiliates in respect of the Company and the businesses conducted by it whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Purchaser or its Affiliates in connection with the preparation of Tax Returns (including related discussions with any Tax Authority); and
in each case to the extent required for the purposes set out in the preamble to this clause 11.5, and provided that (i) nothing in this clause 11.5 shall require the Parent or Seller to do anything which would unreasonably interfere with the business or operations of the Parent, Seller or any of their respective Affiliates; (ii) the auditors and independent accountants of the Parent, Seller or their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonable acceptable to such auditors or accountants; and (iii) subject to using all reasonable efforts to redact or edit the relevant Tax Return (or portion thereof) or Tax related work papers, none of the Parent, the Seller or any of their Affiliates shall be required to disclose any Tax Return (or portion thereof) or Tax related work papers that does not relate exclusively to a AIA Group Member. The Purchaser shall reimburse the Parent or the Seller (as applicable) promptly for any reasonable out-of-pocket expenses incurred by the Parent or the Seller (as applicable) and their respective Affiliates (including the Company) in complying with any request by or on behalf of the Purchaser and its Affiliates in connection with this clause 11.5.

11.6	If so reasonably requested by the Purchaser, the Parent and the Seller, for themselves and their Affiliates, as applicable, agrees that they shall enter into a customary joint defence agreement in a form acceptable to the Parent or the Seller (as applicable) acting reasonably with any one or more of the Purchaser and its Affiliates (including the Company) with respect to any information to be provided to the Parent, Seller and their respective Affiliates pursuant to clause 11.4. The Purchaser shall reimburse the Parent or, as applicable, the Seller, promptly for any reasonable out-of-pocket expenses incurred by the Parent, Seller, their respective Affiliates, and, if applicable, the Company in complying with any request by or on behalf of the Purchaser or any of its Affiliates in connection with this clause 11.6.

11.7	Subject to clause 12.1, the Parent and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including Tax Returns and other information and documents relating to Tax matters) of each of the Company and the Company Subsidiaries and their respective businesses, in respect of periods ending on or prior to the Completion Date:

(a)	are required to be retained by any Governmental Authority, including any applicable Law; or

(b)	that prove necessary to retain in order for the Parent and its Affiliates to perform their respective obligations pursuant to this agreement, the Transaction Agreements or any agreement between the Parent or any of its Affiliates, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, that will remain in effect after the Completion, in each case subject to compliance with all applicable privacy and data protection Laws.

11.8	The Purchaser agrees that, with respect to all original books, data, files, information and records of the Company existing as at the Completion Date, it shall (and shall cause the Company to) (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records; and (b) apply either Prudential’s or the Company’s existing preservation and retention policies in all material respects.

11.9	Solely to the extent required for the preparation or filing of a Retained Group Tax Return or resulting from a request by a Tax Authority, the Purchaser shall procure that the members of the AIA Group shall provide such information, relating to the business of the AIA Group at any time up to one year following Completion, as the Parent shall reasonably request. Solely to the extent required for the preparation or filing of a Purchaser Group or AIA Group Tax Return or resulting from a request by a Tax Authority, the Parent shall and shall procure that its Affiliates shall provide such information, relating to the business of the Retained Group at any time up to one year following Completion, as the Purchaser shall reasonably request. The obligations in this clause 11.9 are subject to the same restrictions as set out in clauses 11.4 or 11.5, as applicable.

11.10	Up to the date of Completion, the Purchaser shall and shall procure that its Affiliates shall comply with applicable Laws relating to the use, storage or handling by the Purchaser or its Affiliates of (a) any personally identifiable information relating to any employees, Producers, policyholders or customers of the Company or the Company Subsidiaries and (b) any other information that is protected by applicable Law (including privacy and data protection Laws) and to which the Purchaser or any of its Affiliates or Representatives is afforded access pursuant to the terms of this agreement.

12.	Books and Records

12.1	To the extent that any Books and Records (including Tax records and Tax Returns) which relate exclusively or predominantly to any business of the AIA Group are in the possession of the Parent or the Seller or any of their Affiliates and not already in the possession of a member of the AIA Group at Completion, the Seller and the Parent shall use best endeavours to procure the physical and/or electronic transfer of the Books and Records to the Purchaser or its nominee by Completion or as soon as reasonably practicable after Completion. If, notwithstanding the use of its best endeavours, the Parent is not able to procure such physical and/or electronic transfer, then the Parent shall procure that the Purchaser is granted reasonable access to such Books and Records (during regular business hours upon reasonable notice).

12.2	For a period of six years from Completion the Purchaser shall retain and shall procure that each AIA Group Member shall retain, and shall allow the Parent, the Seller and their respective Affiliates and their respective Representatives access to, in each case in accordance with the provisions of clause 11.4, any Books and Records proprietary to the AIA Group which (i) are relevant to calculating or to the reporting of any material Tax, and (ii) relate (but not exclusively or predominantly) to the business carried on by the AIA Group as at or prior to Completion, provided that, if the Parent has notified the Purchaser in writing no later than 90 days prior to the expiration of such six year period that such Books and Records should not be disposed of, the Purchaser shall (at the Purchaser’s sole option) either (a) continue to preserve such Books and Records until notified by the Parent that the Parent no longer objects to their disposal or (b) provide the Parent the opportunity to remove and retain such Books and Records at the Parent’s expense and if the Parent does not take such opportunity within 30 Business Days of receipt of notice from the Purchaser, the Purchaser or its Affiliates, as the case may be, shall be entitled to dispose of such Books and Records.

12.3	For a period of six years from Completion the Parent shall retain and shall procure that its Affiliates shall retain, and shall allow the Purchaser, and its Affiliates and their respective Representatives access to, in each case in accordance with the provisions of clause 11.5, any Books and Records proprietary to the AIA Group which (i) are relevant to calculating or to the reporting of any material Tax, and (ii) relate (but not exclusively or predominantly) to the business carried on by the AIA Group as at or prior to Completion, provided that, if the Purchaser has notified the Parent in writing no later than 90 days prior to the expiration of such six year period that such Books and Records should not be disposed of, the Parent shall (at the Parent’s sole option) either (a) continue to preserve such Books and Records until notified by the Purchaser that the Purchaser no longer objects to their disposal or (b) provide the Purchaser the opportunity to remove and retain such Books and Records at the Purchaser’s expense and if the Purchaser does not take such opportunity within 30 Business Days of receipt of notice from the Parent, the Parent or its Affiliates, as the case may be, shall be entitled to dispose of such Books and Records.

13.	[Intentionally omitted]

14.	Intra-group guarantees and intra-group balances; release of guarantees

14.1	The Parent shall procure the absolute and unconditional release and discharge in full at Completion (or as soon as reasonably practicable thereafter) of each Financial Obligation granted or entered into by any member of the AIA Group in relation to or arising out of any obligation or liability of the Parent or any of its Affiliates (or of their employees, agents, advisers or persons otherwise connected with them) (each a “Group Guarantee”) at the cost of the Parent and, prior to such release, the Parent undertakes:
(a)	to indemnify on an after Tax basis the Purchaser, Prudential and the AIA Group on demand against any losses suffered and all liabilities, costs and expenses incurred by Purchaser, Prudential or any member of the AIA Group arising under or in respect of any Group Guarantee; and

(b)	not to enter into any agreement which may have the effect of varying any Group Guarantee without the prior written consent of the Purchaser.
14.2	From and after the date of this agreement, the parties shall use their respective best endeavours to obtain, in each case on, and subject to, Completion, the termination of, and full release of the Parent, the Seller and their Affiliates (other than the Company and the Company Subsidiaries) from any and all obligations arising under any and all guarantees, letters of credit, indemnity or contribution agreements, support agreements or other similar agreements made in respect of the obligations of, or for the benefit of any obligee of, the Company or any Company Subsidiary by the Parent, the Seller, and their respective Affiliates (other than the Company and the Company Subsidiaries) (each, a “Seller Guarantee”). Such efforts shall include an offer by the Purchaser to substitute its own obligations for those of the Parent, the Seller or their applicable Affiliate under any Seller Guarantee on no less favourable terms.

14.3	The Purchaser shall, concurrently with Completion, indemnify and hold harmless the Parent, the Seller and their respective Affiliates (other than the Company or the Company Subsidiaries) for any payments made by any such

Person following the Completion pursuant to each Seller Guarantee for which the parties do not obtain the termination of such Seller Guarantee and a full release of the Parent, the Seller and their respective Affiliates (other than the Company and the Company Subsidiaries) from any and all obligations arising under such Seller Guarantee (each, a “Remaining Guarantee”). From and after Completion, the Purchaser shall not permit the Company or any Company Subsidiary to issue or deliver any Insurance Contract under which the obligations of the Company or such Company Subsidiary are guaranteed or indemnified under the terms of a Remaining Guarantee.

15.	Transitional services

15.1	The Seller and the Purchaser will cooperate and act in good faith to identify activities requiring the provision of transitional services after the Completion Date and to negotiate and agree, prior to the Completion Date and on arm’s-length terms, such transitional services agreement or agreements as may be necessary to allow each such party and its Affiliates to receive such services from the other party and its Affiliates after the Completion Date on the following terms, together with such other terms as may be agreed upon by the Seller and the Purchaser:
(a)	the scope of services shall, save as may otherwise be agreed, be in all material respects the same as those provided as at the Signing Date, and shall be provided using reasonable skill and care and to a standard no less than that to which those services were provided in the twelve months prior to the Signing Date;

(b)	the services shall be provided for such time as required by the recipient of those services to enable that recipient reasonably to migrate to another provider;

(c)	the Seller and the Purchaser shall cooperate with a view to procuring all third party, governmental and regulatory consents, authorisations and approvals necessary for the services to be provided in accordance with Law; and

(d)	subject to any change to the services agreed between the Seller and the Purchaser and to any reasonably and proportionate pass-through of any increases in the costs of third parties used to provide the services, the charging basis for such services shall in all material respects be the same as the charging basis for those services in twelve months prior to the Signing Date.

15.2	Until Seller and Purchaser enter into a transitional services agreement or agreements, each of Seller and Purchaser shall procure that all services (including, without limitation, Information Technology services) provided by the Retained Group to the AIA Group, on the one hand, and by the AIA Group to the Retained Group, on the other hand, during the 12 months immediately proceeding Completion shall continue to be provided to the AIA Group and the Retained Group, respectively, after Completion on the same terms (including as to scope, standard and pricing) as such services were provided to the AIA Group and the Retained Group, respectively, at the Signing Date.

15.3	Where a Connected Party Agreement gives any member of the Retained Group the right to terminate or vary in any way that agreement as a result of the entering into or performance of any of the Transaction Agreements or the transactions contemplated by this Agreement, the Parent and Seller shall procure that such member does not exercise such right.

15.4	Parent and Seller shall provide, and shall procure that each member of the Retained Group provides, Purchaser, its Affiliates and their professional advisers with such access to their premises, systems, personnel and records (including information and data relating to the performance and costing of services, and the achievement of service levels) as Purchaser may reasonably require in order to understand and assess the terms of any Connected Party Agreement.

15.5	At the Purchaser’s request, the Seller and Purchaser shall act in good faith to negotiate and agree (with effect from the Completion Date) such amendments to any Connected Party Agreement as may be reasonably required by the Purchaser.

16.	Lock-up

16.1	Subject to clause 16.2, the Seller undertakes to the Purchaser that (other than as provided for in this agreement) it will not, and will procure that no Affiliate of it shall, without the prior written consent of the Purchaser:
(a)	during the period (the “Lock-up Period”) commencing on the Signing Date and ending on the date which is 24 months from the Completion Date, directly or indirectly, offer, sell, lend, pledge, contract to sell, grant any option, right or warrant to purchase or otherwise dispose of any Purchaser Ordinary Shares, including the Consideration Shares or other securities which are exchangeable for, convertible into or representing the right to receive Purchaser Ordinary Shares or any such substantially similar securities or otherwise enter into any transaction (including any derivative transaction) directly or indirectly, permanently or temporarily, to dispose of any Purchaser Ordinary Shares or undertake any other transaction with the same economic effect as any of the foregoing or announce an offering of any Purchaser Ordinary Shares, or any interest therein or announce publicly any intention to enter into any transaction of a type described above;

(b)	during the period (the “Mandatory Convertible Securities Lock-up Period”) commencing on the Signing Date and ending on the date which is 24 months from the Completion Date, directly or indirectly, offer, sell, lend, hedge, pledge, contract to sell, grant any option, right or warrant to purchase or otherwise dispose of any Mandatory Convertible Securities, or other securities which are exchangeable for, convertible into or representing the right to receive Mandatory Convertible Securities or any such substantially similar securities or otherwise enter into any transaction (including any derivative transaction) directly or indirectly, permanently or temporarily, to dispose of any Mandatory Convertible Securities or undertake any other transaction with the same economic effect as any of the foregoing or announce an offering of any Mandatory Convertible Securities or any interest therein or announce publicly any intention to enter into any transaction of a type described above.
(each a “Disposal”).

16.2	The restrictions contained in clause 16.1 shall not apply to any of the following:
(a)	any exchange or conversion of the Purchaser Preferred Securities or Mandatory Convertible Securities in accordance with their terms;

(b)	an acceptance of a general offer for the Purchaser Ordinary Shares, Mandatory Convertible Securities made in accordance with the Code;

(c)	any Disposal pursuant to an offer by the Purchaser to purchase its own Purchaser Ordinary Shares or Mandatory Convertible Securities which is made on identical terms to all holders of Purchaser Ordinary Shares or Mandatory Convertible Securities, as the case may be, and otherwise complies with the Companies Act, the LPD Rules and (as applicable) the rules and regulations of the London Stock Exchange;

(d)	where the Disposal is required by Law or by any competent authority (under Part VI of the Act) and is expressed to be required in relation to the relevant Purchaser Ordinary Shares or Mandatory Convertible Securities the subject of the Disposal;

(e)	any Disposal of Purchaser Ordinary Shares or Mandatory Convertible Securities pursuant to a compromise or arrangement under Part 26 of the Companies Act providing for the acquisition by any Person (or group of Persons acting in concert as such expression is defined in the Code) of 50 per cent. or more of the Purchaser Ordinary Shares or of the Mandatory Convertible Securities, as the case may be;

(f)	any Disposal to an Affiliate provided that (i) prior to making such a Disposal, the relevant transferor shall have provided evidence to the Purchaser that the transferee is an Affiliate of the transferor; and (ii) such transferor shall deliver to the Purchaser, prior to making such a Disposal, a Lock-up Agreement, duly executed by the transferee in respect of the Purchaser Ordinary Shares or the Mandatory Convertible Securities to be transferred to him; and

(g)	any conversion of Mandatory Convertible Securities into Purchaser Ordinary Shares.
16.3	Notwithstanding anything to the contrary in this clause 16, in the period between the date falling 12 months after the Completion Date and the expiry of the Lock-up Period, the Seller and its Affiliates shall be entitled to dispose of up to 50 per cent. of their holding of Purchaser Ordinary Shares as at the commencement of such period providing that prior written notice of any Disposal is provided to the Purchaser and the Disposal is carried out in consultation with the Purchaser (the “Orderly Market Conditions”). Following the expiry of the Lock-up Period, the Seller and its Affiliates shall be entitled to dispose of their remaining Purchaser Ordinary Shares subject to compliance with the Orderly Market Conditions.

16.4	The Seller is an institutional “accredited investor” (within the meaning of Rule 501 under the Securities Act) and acknowledges that the Consideration Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and for so long as the Securities are “restricted securities” (as so defined) the Consideration Shares may not be deposited into any unrestricted depositary receipt facility in respect of Purchaser Ordinary Shares established or maintained by any depositary bank, including but not limited to the Purchaser’s existing ADR facility maintained by JP Morgan Depositary Services, as depositary for the Company’s ADRs. The Seller understands that the Consideration Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act and that the Securities have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be offered, sold, pledged or otherwise transferred except (i) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (ii) pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if available), or (iii) pursuant to another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state or other jurisdiction of the United States, provided that Seller furnishes to Purchaser an opinion of U.S. counsel confirming the availability of such other exemption.

17.	Non-solicitation

17.1	The Parent will not and undertakes to procure that each of its Affiliates will not, pending or within 18 months after Completion, solicit or entice away from the employment of any member of the AIA Group any person at present a Senior Employee of any member of the AIA Group, provided that this clause 17.1 shall not operate so as to prevent the recruitment of staff by placing any general recruitment advertisement which may come to the attention of (but is not specifically directed at or brought to the attention of) any such Senior Employee.

18.	Tax Matters

18.1	The Purchaser agrees and covenants that (other than at Parent’s written direction) none of the Purchaser or any Affiliate of the Purchaser will make any election under Section 338 of the US Code with respect to any AIA Group Member. At Parent’s written direction, the Purchaser shall make, or cause to be made, an election under Section 338(g) of the Code, with respect to each AIA Group Member specified in such written direction in connection with the transactions contemplated by this agreement. In that event:
(a)	Parent shall prepare and provide to the Purchaser any form or other document (including IRS Form 8023) required to be executed by the Purchaser or any Affiliate of the Purchaser for the purpose of making such election;

(b)	within ten Business Days following its receipt of any such form or other document, the Purchaser shall duly execute such form or other document, or cause such form or other document to be duly executed, as instructed by Parent, and return such form or other document to Parent to be filed by Parent with the appropriate Tax Authority in the United States in accordance with applicable law and regulations; and

(c)	following Parent’s filing of any such form or other document with the appropriate Tax Authority, the Seller and the Purchaser shall, for all relevant US Tax purposes, report and treat, and cause their Affiliates to report and treat, the sale and purchase of the assets of the affected AIA Group Member that is deemed to occur for United States federal income tax purposes as a result of each such election as a taxable sale of the assets and liabilities of the affected AIA Group Member, and the parties shall report such deemed transactions for such purposes in accordance with such election.
18.2	The Purchaser agrees and covenants that none of the Purchaser or any Affiliate of the Purchaser will make any inconsistent election under Section 338 of the US Code or other similar Law or file any inconsistent US Tax Return with respect to any AIA Group Member, unless otherwise required by applicable Law. Within 180 days following the Completion Date (or 180 days following any later date on which the shares of any AIA Group Member are transferred to the Purchaser or an Affiliate of the Purchaser) Parent shall prepare and deliver to the Purchaser a schedule allocating the aggregate deemed sale price, as defined in United States Treasury Regulation Section 1.338-4, for each AIA Group Member with respect to which a Section 338 election is made pursuant to clause 18.1, among the assets of the affected AIA Group Member (each a “Section 338 Allocation Schedule”). Each Section 338 Allocation Schedule and any other form or document prepared or provided by the Parent under clause 18.1 or this clause 18.2 shall be reasonable and shall be prepared in good faith in accordance with Section 338 of the Code and the Treasury Regulations thereunder. The Seller and the Purchaser agree to file, and cause their Affiliates to file, all US Tax Returns (if any) in accordance with the Section 338 Allocation Schedule, unless otherwise required by applicable Law.

19.	Confidentiality

19.1	The terms of the confidentiality agreement, dated December 5, 2008 (as amended January 26, 2009 and January 12, 2010), between the Parent and Prudential, and the confidentiality agreement, dated 12 January, 2010, between the Company and Prudential (together, the “Confidentiality Agreements”) are incorporated into this agreement by reference and shall continue in full force and effect until Completion, at which time the confidentiality obligations under the Confidentiality Agreements shall terminate. If, for any reason, the transactions contemplated by this agreement are not completed, the Confidentiality Agreements shall nonetheless continue in full force and effect in accordance with its terms.

19.2	From and after Completion, the Parent and the Seller, on the one hand, and the Purchaser, on the other hand, shall, and shall procure that their respective Affiliates (including with respect to the Purchaser, the Company and the Company Subsidiaries) and Representatives shall, maintain in confidence any written, oral or other information relating to or obtained from the other party or its Affiliates (including with respect to the Purchaser following Completion, the Company and the Company Subsidiaries), except that the foregoing requirements of this clause 19.2 shall not apply to the extent that:
(a)	any such information is or becomes generally available to the public other than (i) in the case of the Purchaser, as a result of a disclosure by the Parent or its Affiliates or any of their respective Representatives and (ii) in the case of the Parent or the Seller, as a result of a disclosure by the Purchaser, the Company or any Company Subsidiary (after the Completion Date) or any of their respective Affiliates, or any of their respective Representatives;

(b)	any such information is required by applicable Law, governmental order or a Governmental Authority to be disclosed after prior written notice has been given to the other party (including any report, statement, testimony or other submission to such Governmental Authority);

(c)	any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding);

(d)	any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information; or

(e)	any such information that becomes known or available pursuant to or as a result of the carrying out of the provisions of a Transaction

Agreement (which information shall be governed by the confidentiality provisions, if any, set out therein).
Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.

19.3	Notwithstanding anything in this agreement or the other Transaction Agreements to the contrary, the parties acknowledge and agree that the Parent, and its Affiliates may share any information relating to or obtained from the Purchaser or its Affiliates (including the Company and the Company Subsidiaries) with the Federal Reserve Bank of New York or the U.S. Department of the Treasury and their respective Representatives.

20.	Intellectual Property

20.1	Prior to the Completion Date, the parties agree to procure that the Transfer Agreement is amended appropriately to include terms of equivalent effect to the following provisions:
(a)	no member of the Retained Group shall use or have any right, title or interest in or to the name “AIA” or “American International Assurance”;

(b)	the Purchaser and its Affiliates shall not be restricted from registering or using the name “AIA” or “American International Assurance”, save in respect of the Excluded Territories; and

(c)	no member of the Retained Group shall directly or indirectly contest the ownership, validity or enforceability of any of the rights of the Purchaser or any of its Affiliates in the name “AIA” or “American International Assurance”, and, in the period from the Signing Date until such time as the above amendments are made to the Transfer Agreement, the Seller and the Parent shall procure that the Retained Group adheres to these provisions as if they were included in the Transfer Agreement.

21.	Costs and Expenses

Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the party incurring such costs and expenses, whether or not Completion shall have occurred.

22.	Notices

22.1	All notices, requests, claims, demands and other communications under this agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this clause 22.1):
(a)	if to the Parent:

American International Group, Inc. 70 Pine Street New York, New York 10270 Fax: 212-425-3275 Attention: General Counsel

(b)	if to the Seller:

AIA Aurora LLC 70 Pine Street New York, New York 10270 Fax: 212-425-3275 Attention: General Counsel, American International Group, Inc.

with a copy to:

Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Fax: 212-909-6836 Attention: John M. Vasily

(c)	if to the Purchaser:

Petrohue (UK) Investments Limited Laurence Pountney Hill London EC4R 8BB Fax: 020 7548 3797 Attention: Margaret Coltman, Company Secretary

(d)	if to Prudential:

Prudential PLC Laurence Pountney Hill London EC4R 8BB Fax: 020 7548 3797 Attention: Margaret Coltman, Company Secretary
22.2	Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(a)	if delivered personally, on delivery;

(b)	if sent by registered or certified mail, three clear Business Days after the date of posting; and

(c)	if sent by facsimile with receipt confirmed before 5:30 p.m. on a Business Day, when dispatched, or if sent on a day which is not a Business Day or after 5:30 p.m. on a Business Day, at 9:00 a.m. on the next following Business Day.
22.3	For the purposes of this clause, any reference to a particular time relates to the time at the location of the party giving notice as set out in clause 22.1.

23.	Announcements

23.1	Prudential shall procure the release of the announcement in the form agreed (the “Announcement”) as soon as practicable on 1 March 2010 or such other time and date as may be agreed by the Parent and Prudential.

23.2	Subject to clause 23.3, each party shall not, and shall procure that each of its Affiliates or Representatives shall not, issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this agreement or the transactions contemplated by this agreement and the Transaction Agreements without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement, if feasible, shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, and the party required to publish shall give reasonable consideration to all such comments.

23.3	Clause 23.2 shall not apply to any press release, public announcement or other communication with the news media made by Prudential or the Purchaser which is consistent with the Announcement and the terms of this agreement and does not contain any further information relating to the AIA Group to that which has been previously announced or made public in accordance with the terms of this agreement.

23.4	Prior to Completion, each of the parties shall not, and shall procure that each of its Affiliates or Representatives shall not, disclose any plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Company or the Company Subsidiaries (including any of the Producers) without first obtaining the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed.

23.5	The Purchaser agrees that it will not incorporate the Announcement (or any Report on Form 6-K to which the Announcement is attached as an exhibit) by reference into or otherwise include the Announcement (or any such Report) in any filing or submission of the Purchaser with the U.S. Securities and Exchange Commission under the Securities Act; provided that this clause 23.5 shall not prevent the Purchaser from including information in an Annual Report on Form 20-F of Prudential if such information is required by applicable Law or U.S. Securities and Exchange Commission regulations to be so included.

24.	Invalidity and Severability

24.1	If any term or other provision of this agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect.

24.2	Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this agreement be completed as originally contemplated to the greatest extent possible.

25.	Further Assurance

25.1	Each of the Parent, the Seller, Prudential and the Purchaser shall, and shall procure that its respective Affiliates shall:
(a)	execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions, and give effect to the transactions contemplated by, the Transaction Agreements; and

(b)	refrain from taking any actions that could reasonably be expected to impair, delay or impede Completion.
26.	Entire Agreement

Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreements to the extent not in conflict with this agreement, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Purchaser and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

27.	Assignment

27.1	This agreement shall not be assigned, in whole or in part, by operation of Law or otherwise without the prior written consent of all of the parties hereto. Any attempted assignment in violation of this clause 27 shall be void.

27.2	This agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

28.	No Third Party Beneficiaries

Except as provided in clauses 10.3 and 11.9 this agreement is for the sole benefit of the parties to this agreement and their permitted successors and assigns and a Person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

29.	Amendment and Waiver

29.1	No provision of this agreement or any other Transaction Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement.

29.2	No provision of this agreement or any other Transaction Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective.

29.3	No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

29.4	The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

30.	Counterparts

30.1	This agreement and each of the other Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

30.2	Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such agreement.

31.	English Language

31.1	This agreement is in the English language and if this agreement is translated into another language, the English language text shall prevail.

31.2	Each notice or other communication under or in connection with this agreement shall be in English.

32.	Currency Conversion and Payment Mechanics

32.1	Any and all payments made pursuant to this agreement shall be made in U.S. dollars.

32.2	Any amount to be converted from one currency into another currency for the purposes of this agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date.

32.3	For the purposes of clause 32.2:
(a)	“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the Relevant Date as quoted by the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and

(b)	“Relevant Date” means, save as otherwise provided in this agreement, the date on which a payment or an assessment is to be made.
32.4	Any payments made pursuant to this agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by Law or as otherwise agreed in writing).

33.	Governing Law and Jurisdiction

33.1	This agreement, all transactions contemplated by this agreement, and all claims and defences arising out of or relating to this agreement, any such transaction or the formation, breach, termination or validity of this agreement, are governed by and shall be construed in accordance with English Law; provided that the federal securities laws of the United States (including the case law of the U.S. federal courts thereunder) shall apply with respect to the determination of any liability of the Seller and/or the Parent under clause (c) of the proviso to clause 7.1 hereof.

33.2	The parties irrevocably agree that the courts of England and Wales in London shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including both contractual and non-contractual disputes or claims).

33.3	Each party irrevocably consents to any process in any legal action or proceedings under clause 33.2 above being served on it in accordance with the provisions of this agreement relating to service of notices. Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by Law.

33.4	The parties further irrevocably agree that a judgment or order in any proceedings brought in the courts of England and Wales in London will be conclusive and binding on them and may be enforced in the courts of any other jurisdiction.

34.	Agent for Service of Process

34.1	Without prejudice to any other permitted mode of service, each of the Parent and the Seller irrevocably agrees that service of any claim form, notice or other document for the purpose of clause 33 shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to Law Debenture Corporate Services Limited as its agent for service of process at Fifth Floor, 100 Wood Street, London EC2V 7EX or such other Person and address in London as the Parent or the Seller shall notify the Purchaser of in writing from time to time and the parties agree that failure by such appointed Person to notify their appointor of any such service shall not invalidate the proceedings concerned.

35.	Miscellaneous

Without prejudice to any non-monetary rights or remedies available to it, the Purchaser hereby irrevocably waives any right which it may have to claim damages (or other monetary rights or remedies) from the Seller for breach of any of the obligations, commitments, undertakings or warranties given by the Parent or the Seller under this agreement. In consideration of the Purchaser agreeing to such waiver and without prejudice to the other terms of this agreement, the Parent agrees to be solely and exclusively responsible to the Purchaser for any damages (or other monetary rights or remedies) for which the Seller would, but for such waiver, have been liable to the Purchaser or any of its Affiliates under this agreement.

36.	Purchaser capital reduction

36.1	The Purchaser intends to undertake a court sanctioned reduction of capital pursuant to Chapter 10 of Part 17 of the Companies Act 2006 following the sanction of the Scheme of Arrangement by the court (the “Purchaser Reduction of Capital”). In respect of any obligations owed by the Purchaser to any other Person pursuant to this agreement, such Persons hereby irrevocably consent to the Purchaser Reduction of Capital and further agree that the Purchaser may provide a consent on behalf of such Persons to the Purchaser Reduction of Capital, and such consent may be on such terms as the Purchaser may (in its absolute discretion) determine or a court may require, and the obligations owed by the Purchaser to any other Person pursuant to this agreement are subject to such Purchaser Reduction of Capital.

36.2	The Parent undertakes to procure that the Person(s) to whom the Mandatory Convertible Securities and Purchaser Preferred Securities (together the “Consideration Securities”) are issued shall enter into an agreement with the Purchaser, in respect of any obligations owed to such Person(s) by the Purchaser in connection with the Consideration Securities, pursuant to which such Person(s) irrevocably consent to the Purchaser Reduction of Capital and further agree that the Purchaser may provide a consent on behalf of such Person(s) to the Purchaser Reduction of Capital, and such consent may be on such terms as the Purchaser may (in its absolute discretion) determine or a court may require, and further that the obligations owed by the Purchaser to any other Person(s) in connection with the Consideration Securities are subject to such Purchaser Reduction of Capital.

37.	Adjustment of Purchase Price

The parties (and their successors and permitted assigns) shall treat any payment made under this agreement by the Seller to the Purchaser as an adjustment to the consideration payable pursuant to clause 2 and shall use reasonable commercial endeavours to structure the satisfaction of any Payment Obligation so as to minimize the amount of Tax that may be required to be deducted or withheld therefrom or charged thereon.
AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

Signed by Brian Schreiber for and on	)	BRIAN SCHREIBER
behalf of AIA AURORA LLC	)	Title: Treasurer
)

Signed by Brian Schreiber for and on	)	BRIAN SCHREIBER
behalf of AMERICAN	)	Title: Senior Vice President
INTERNATIONAL GROUP, INC.	)

Signed by Tidjane Thiam for and on	)	TIDJANE THIAM
behalf of PRUDENTIAL PLC	)	Title: CEO
)

Signed by Nicolaos Nicandrou for and on	)	NICOLAOS NICANDROU
behalf of PETROHUE (UK))		Title: Director
INVESTMENTS LIMITED	)

Schedule 1
Warranties
Except for information set forth in the Disclosure Letter (it being understood and agreed that, disclosure of any item in any section or subsection of the Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Disclosure Letter to the extent that the relevance of such item is readily apparent), each of the Parent and the Seller warrants to the Purchaser that (i) the Warranty set out in paragraph 12 of Schedule 1 (Warranties) is accurate as of February 23, 2010, (ii) the Warranties set out in paragraphs 1, 2, 3, 4, 9, 11, and 13 of Schedule 1 (Warranties) are accurate as at the date of this agreement, and (iii) all other Warranties are accurate as at 1 November 2009, in each case subject to, and as qualified by, the Disclosure Letter. The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if such fact, matter or circumstance is fairly disclosed (or deemed disclosed) in the Disclosure Letter or in any document delivered or deemed delivered with it.
1.	Organization, Authority and Enforceability

1.1	The Parent is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and the Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

1.2	Each of the Company and the Company Subsidiaries is a company duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to operate its business as now conducted.

1.3	Each of the Parent and the Seller has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this agreement.

1.4	The execution and delivery by each of the Parent and the Seller of each of the Transaction Agreements to which it is a party and the completion by each of the Parent and the Seller of the transactions contemplated thereunder has been duly authorised by all requisite corporate or other similar action on the part of each of the Parent and the Seller.

1.5	This agreement has been duly executed and delivered by the Parent and the Seller.

1.6	Assuming due authorisation, execution and delivery by the other parties hereto, this agreement constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of the Parent and the Seller, enforceable against them in accordance with its terms. For purposes of this paragraph 1.6, the term “enforceable” means that the obligations in question are of a type which the English courts enforce and does not mean that those obligations necessarily will be enforced in accordance with their terms or be binding in all circumstances. In particular, enforcement may be subject to equitable principles, time-barring of claims and laws generally affecting the rights of creditors.

1.7	The execution, delivery and performance by the Parent and the Seller of this agreement and the consummation of the transactions contemplated by this agreement by the Parent and the Seller have been duly authorized by all necessary action on the part of the Parent and the Seller, and no further approval or authorization shall be required on the part of the Parent or the Seller.

2.	Capitalization and Ownership

2.1	All the outstanding shares (or other applicable units) of each class or series of shares of the Company and the Company Subsidiaries have been duly authorised and validly issued, are fully paid and non-assessable and were not issued in violation of any pre-emption or subscription rights.

2.2	The Shares represent the entire issued share capital of the Company and there are no other shares, other securities or warrants or convertible or exchangeable securities convertible into securities in the capital of the Company in issue.

2.3	There are no options, calls, warrants or convertible or exchangeable securities, or conversion, pre-emption, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company or any of the Company Subsidiaries to issue, sell, purchase, return or redeem any respective shares (or other applicable units) or securities convertible into or exchangeable for any of their respective shares (or other applicable units). There are no capital appreciation rights, phantom share plans, securities with participation rights or features, or similar obligations and commitments of the Company or any of the Company Subsidiaries.

2.4	Except for the Transaction Agreements and restrictions imposed by applicable Laws or any Governmental Authority, there are no voting trusts, shareholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the shares (or other applicable units) of any Company Subsidiary.

3.	Ownership and Transfer of Shares

3.1	As of the Completion Date but prior to Completion, Seller will be the legal or record and beneficial owner of the Shares.

3.2	The Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this agreement, and such delivery will convey to the

Purchaser good and marketable title to such Shares, free and clear of all Encumbrances and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), other than restrictions on transfer imposed by applicable Law.

3.3	Except for the Governmental Approvals identified in Schedule 7 (Regulatory and anti-trust approvals), there are no Governmental Approvals required to be made or obtained by the Parent or the Seller in connection with the consummation of the transactions contemplated by this agreement, except for such notices, filings, exemptions or reviews, authorizations, consents or approvals that (i) would not give rise to a material liability in a Material Jurisdiction or to criminal liability or (ii) were not known to the Parent after due inquiry.

4.	Financial Statements

4.1	The audited and unaudited consolidated financial statements and accounts of the Company and the AIA Group as of and for the years ended 30 November 2007, 2008 and 2009 (copies of which were provided in the Data Room) (i) have been prepared in accordance with (a) all applicable Laws and financial regulations of the relevant jurisdiction(s) in force at the time of their preparation and (b) IFRS, which has been consistently applied throughout the periods indicate therein; and (ii) correctly state the assets, liabilities, shareholders’ equity and liquidity position of the Company of the AIA Group and give a true and fair view of the state of affairs and financial condition of the Company and the AIA Group as of the end of such financial periods, and the results and cash flows of the Company and the AIA Group for each such period.

5.	[Intentionally Omitted]

6.	No Undisclosed Liabilities
No AIA Group Member has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Financial Statements to the extent required to be so reflected or reserved against in accordance with the accounting standards or principles upon which they were prepared, except for (A) liabilities that have arisen since 30 November 2009 in the ordinary and usual course of business and consistent with past practice and (B) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Change.
7.	[Intentionally Omitted]

8.	Reserves
The reserves for payment of benefits, losses, claims and expenses under all Insurance Contracts of the Company and each Insurance Subsidiary as set forth in the most recent financial statements filed with the applicable regulatory authorities in the primary jurisdictions of such entity and its material branches were determined in accordance with SAP. For the sake of clarity, however, the Parent makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience or profitability arising from the business conducted by the Insurance Subsidiaries or that the reserves held by or on behalf of the Insurance Subsidiaries or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.
9.	Stock Lending

No AIA Group Member is a party to any stock lending or similar agreements or arrangements or has any obligations or liabilities (whether or not contingent) under or in connection with any such agreements or arrangements. No AIA Group Member has any obligations or liabilities (whether or not contingent) under or in connection with any stock lending agreements or arrangements which are no longer outstanding but under which obligations or liabilities (whether or not contingent) exist or may arise.

10.	Indebtedness

Paragraph 10 of Schedule 1 of the Disclosure Letter describes all Indebtedness of each AIA Group Member in excess of $10 million as of 28 February 2009.

11.	Actuarial Analysis

11.1	The Parent has made available to the Purchaser a true and complete copy of all appraisal valuation reports prepared by independent actuaries with respect to the business of each of the Insurance Subsidiaries as at 30 November 2009, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Analysis”).

11.2	To the knowledge of the Parent, (i) any information and data furnished by any Insurance Subsidiary to independent actuaries in connection with the preparation of the Actuarial Analysis were accurate in all material respects, (ii) the Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies in force for Insurance Subsidiaries, as the case may be, at the relevant time of preparation.

12.	Disclosure
The draft prospectus of AIA, dated as of February 23, 2010, as supplemented by the information indicated in paragraph 12 of Schedule 1 of the Disclosure Letter, in each case as initialed for the purposes of identification by Prudential’s Solicitors and the Parent’s Solicitors (the “AIA Prospectus”), does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
13.	Brokers and Finders
No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent, the Seller or any of their respective Affiliates.
14.	Offering of Securities
Neither the Parent, the Seller, the Company nor any Person acting on their behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Shares under the Securities Act of 1933, as amended from time to time (the “Securities Act”), and the rules and regulations of the SEC promulgated thereunder), which might subject the offering, issuance or sale of any of the Shares to the Purchaser pursuant to this agreement to the registration requirements of the Securities Act.
15.	Material Contracts
Each Material Contract is a valid and binding obligation of each of the AIA Group Member(s) (as applicable) that is party thereto and, to the knowledge of the Parent, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change. Each such Material Contract is enforceable against the AIA Group Member(s) that is party thereto and, to the knowledge of the Parent, as of 25 June 2009, and, to the knowledge of the Parent without inquiry, as of 1 November 2009, each other party to such Material Contract in accordance with its terms (subject in each case to the Bankruptcy Exceptions), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change. No AIA Group Member or, to the knowledge of the Parent, as of 25 June 2009, or, to the knowledge of the Parent without inquiry, as of 1 November, 2009, any other party to a Material Contract, is in material default or material breach of a Material Contract and, to the knowledge of the Parent, as of 25 June 2009, and, to the knowledge of the Parent without inquiry, as of 1 November 2009, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.
16.	Insurance Issued

16.1	Since January 1, 2009 and save in respect of benefits relating to claims incurred but not yet reported and reported claims being processed by any of the Insurance Subsidiaries as of 25 June 2009 and, to the knowledge of the Parent without inquiry, as of 1 November 2009, all benefits due and payable under Insurance Contracts issued by any of the Insurance Subsidiaries have been paid in the ordinary course of business and in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which any Insurance Subsidiary believes there is a reasonable basis to contest payment and subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.

16.2	All policy forms and rates in use by any of the Insurance Subsidiaries, and all endorsements, applications and certificates pertaining thereto, as and where required by applicable Laws, have been either filed, approved, or filed and non-disapproved by all applicable Governmental Authorities, subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.

16.3	There are no unpaid claims or assessments made against any Insurance Subsidiary by any insurance guarantee associations or similar organizations in connection with such association’s insurance guarantee fund, subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.

16.4	All reinsurance treaties or agreements to which any Insurance Subsidiary is a party or under which any Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, or run-off in accordance with its terms, subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change. None of the Insurance Subsidiaries and any other party to a reinsurance treaty, binder or other reinsurance agreement, in each case the annual premium associated therewith is greater than or equal to $10 million, is in default in any material respect as to any provision thereof and, except as is not, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by the Transaction Agreements. None of the Insurance Subsidiaries has received any written notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

17.	Producers; Sales Practices
(i) Each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that wrote, sold, produced or marketed Insurance Contracts for the any of the Insurance Subsidiaries (each, a “Producer”), at the time such Producer wrote, sold, produced or marketed such Insurance Contract, was duly licensed as required by applicable Law (for the type of business written, sold, produced or marketed on behalf of the Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change; and (ii) no Producer is in violation of any Law applicable to the writing, sale, production or marketing of Insurance Contracts for any of the Insurance Subsidiaries, including (A) all applicable Laws relating to the disclosure of the nature of insurance products as policies of insurance, (B) all applicable Laws relating to insurance product projections and illustrations, (C) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance or annuities and (D) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from the time at which such premiums or charges are paid, except for such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.
18.	Affiliates
Each contract, agreement and other arrangement between any member of the AIA Group, on the one hand, and the Parent or any of its Affiliates (excluding any member of the AIA Group), on the other hand, in effect as of the Signing Date, have been entered into, and contain terms and conditions that have been negotiated, on an arm’s-length basis.
19.	Compliance with Laws
Each AIA Group Member has all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, Governmental Authorities, that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted (the “Permits”), including all material licenses, certificates of authority, permits or other authorizations that are required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business. To the knowledge of the Parent, all Permits are valid and in full force and effect. To the knowledge of the Parent, no AIA Group Member is in default under or the subject of a proceeding for suspension or revocation of, and, to the knowledge of the Parent, no condition exists that with notice or lapse of time or both would constitute a default under, or basis for suspension or revocation of, any Permit. To the knowledge of the Parent, each AIA Group Member has complied in all respects and is not in default or violation of, and no AIA Group Member is, to the knowledge of the Parent, under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable Law, other than such noncompliance, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. To the knowledge of the Parent, except for statutory or regulatory restrictions of general application or applicable to insurance companies generally, no Governmental Authority has placed any material restriction (other than Permitted Liens) on the business or properties of any AIA Group Member that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. This paragraph 19 shall not apply with respect to Taxes.
20.	Reports
To the knowledge of the Parent, since January 1, 2008, each AIA Group Member has timely filed (subject to any permitted extension) all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Authority (the foregoing, collectively, the “Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, to the knowledge of the Parent, (i) the Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Authorities and (ii) were complete and accurate in all material respects. The statutory statements of each Insurance Subsidiary have been prepared in all material respects, to the extent applicable, in accordance with SAP and applicable Laws, fairly present the statutory financial position of each Insurance Subsidiary and have not been subject to any assertion of material deficiency by any Governmental Authority. This paragraph 20 shall not apply with respect to Tax Returns.
21.	Litigation and Other Proceedings
There are no legal proceedings pending or, to the knowledge of the Parent, threatened in writing against any member of the AIA Group or to which any of their respective assets are subject which would reasonably be expected to result in Losses in excess of $10 million or any permanent injunction or other form of equitable relief which would have a material adverse effect on any material business operations of any member of the AIA Group in any Material Jurisdiction. No member of the AIA Group is subject to any material Order in a Material Jurisdiction and, to the knowledge of the Parent, in any jurisdiction (other than a Material Jurisdiction).
22.	Properties and Leases
The AIA Group Members (as applicable) have good and marketable title (or the equivalent in the applicable jurisdiction) to all real properties with a minimum estimated fair market value of at least $50 million that are owned by them, in each case free from liens, encumbrances, claims and defects (other than Permitted Liens) that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, the AIA Group Members (as applicable) hold all leased real property that requires minimum annual lease payments of at least $5 million per year under valid and enforceable leases with no exceptions

(other than Permitted Liens) that would interfere with the use made or to be made thereof by them.
23.	Insurance
All current property and liability insurance policies covering any AIA Group Member are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any AIA Group Member, and no AIA Group Member is in default of any provision thereof, except, in each case, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.
24.	Intellectual Property
Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (1) each member of the AIA Group owns or otherwise has the right to use, all intellectual property rights, including all trademarks, trade dress, service marks, domain names, patents, inventions, trade secrets, know-how, works of authorship and copyrights therein (“Proprietary Rights”), that are used in the conduct of their existing businesses and all rights relating to the plans, design and specifications of any of its branch facilities free and clear of all liens and any claims of ownership by current or former employees, contractors, designers or others except for any Permitted Liens and (2) to the knowledge of the Parent, no member of the AIA Group is materially infringing, diluting, misappropriating or violating, nor has any member of the AIA Group received within the last two years any written (or, to the knowledge Parent, oral) communications alleging that any of them has materially infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any other Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, to the knowledge of the Parent, no other Person is infringing, diluting, misappropriating or violating, nor has any member of the AIA Group sent any written communications since January 1, 2007 alleging that any Person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any AIA Group Member.
25.	Employee Benefit Matters

25.1	Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change:
(a)	except as set forth on paragraph 25 of Schedule 1 of the Disclosure Letter, no Company Employee participates in a Benefit Plan that is not a Company Benefit Plan;

(b)	each Company Benefit Plan has been operated and administered (including with respect to any applicable funding and registration requirements in the case of any pension fund) in compliance with its terms and with applicable Law;

(c)	no AIA Group Member has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as at 25 June 2009, would reasonably be expected to subject any AIA Group Member or any Company Benefit Plan to any Tax or penalty under applicable Law;

(d)	all contributions required to be made by any AIA Group Member (as applicable) under the terms of any Company Benefit Plan have been timely made when due and are appropriately reflected in all respects in the Financial Statements;

(e)	no AIA Group Member has any obligations for retiree welfare benefits other than (A) coverage mandated by applicable Law or (B) coverage that continues during an applicable severance period;

(f)	no Company Benefit Plan is intended to qualify under Section 401(a) of the Code or ERISA;

(g)	no Company Benefit Plan is subject to Title I or Title IV of ERISA, and no Company Employee participates in, or is eligible for, any Parent Benefit Plan that is subject to Title IV of ERISA. Neither the Parent nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of or complete or partial withdrawal from any plan covered or previously covered by Title IV of ERISA that is or could become, after the Closing Date, an obligation of any AIA Group Member;

(h)	there is no contract, plan or arrangement (written or otherwise) covering any current or former Company Employee, including without limitation any Management Agreement, that, individually or collectively, could give rise to the payment of any amount as a result of the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code;

(i)	except as required by applicable Law, no current or former Company Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby;

(j)	except as required by applicable Law, no AIA Group Member is a party to or bound by any collective bargaining agreement; and

(k)	each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Company Benefit Plan was intended to so qualify) and has been maintained in good standing in accordance with applicable Law and with applicable regulatory authorities. With respect to each Company Benefit Plan, all required contributions have been timely made or properly accrued. No Company Benefit Plan that is a pension scheme has any unfunded liability.
26.	The Accounts and Tax

26.1	Each AIA Group Member has timely filed all federal income tax and all other material state, local and foreign income and franchise Tax returns (“Tax Returns”) required to be filed through June 25, 2009, subject to permitted extensions, and has timely paid all Taxes shown as due on such returns. As of the time of filing, such Tax Returns were true and complete in all material respects. “Tax” or “Taxes” means (A) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty or other like assessment or charge, together with any interest or penalty with respect thereto, imposed by any Tax Authority, and (B) in the case of each AIA Group Member, liability for the payment of any amount of the type described in clause (A) as a result of being or having been before Completion a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any AIA Group Member to a Tax Authority is determined or taken into account with reference to the activities of any other individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

26.2	(A) The charges, accruals and reserves for Taxes with respect to each AIA Group Member reflected on the books of such AIA Group Member (including any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which each AIA Group Member ordinarily record items on their respective books; and (B) all information set forth in the Financial Statements (including the notes thereto) relating to Tax matters is true and complete.

26.3	(A) All income Tax Returns filed with respect to Tax years of each AIA Group Member through the Tax year ended December 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired; (B) no AIA Group Member is delinquent in the payment of any material income Tax shown due on a Tax Return or has requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return; (C) no AIA Group Member has been granted any extension or waiver of the statute of limitations period applicable to any income Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (D) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to any AIA Group Member in respect of any Tax (to the extent that any such action may materially affect any AIA Group Member); (E) there are no requests for rulings or determinations in respect of any Tax pending between any AIA Group Member and any Tax Authority; and (F) during the three-year period ending on the Signing Date, no AIA Group Member has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent that any such action may materially affect any AIA Group Member), nor has it, to the extent it may materially affect any AIA Group Member, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

Schedule 2
Conduct of Business Prior to Completion
1.	Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the shares of any member of the AIA Group;

2.	repurchase, redeem, repay or otherwise acquire any outstanding shares or other securities of the AIA Group;

3.	transfer, issue, sell or dispose of any shares or other securities of the Company or any member of the AIA Group or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares or other securities of the Company or any member of the AIA Group or merge or consolidate the Company or any member of the AIA Group with any other Person, or authorize the same;

4.	effect any recapitalisation, reclassification, share split or like change in the capital of the Company;

5.	amend the articles of incorporation, articles of association or by-laws (or other comparable constitutional or organisational documents) of the Company or any member of the AIA Group or authorize any action to wind up its affairs or dissolve it;

6.	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of the members of the AIA Group in a manner that is consistent with past practice, including (1) the managing of its investment assets in the ordinary course of business by the Company, AIA Philippines or any of the Regulated Subsidiaries and (2) the Company, AIA Philippines or any of the Regulated Subsidiaries effecting treasury and cash management functions conducted in the ordinary course of business, and (3) ordinary course reinsurance and co-insurance arrangements, (ii) any transaction among members of the AIA Group, and (iii) acquisitions with a purchase price (including any related assumed Indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

7.	sell, lease or otherwise transfer, or create or incur any lien (other than Permitted Liens) (“Dispositions”) on, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business in a manner that is consistent with past practice, including (1) the managing of its investment assets in the ordinary course of business by the Company, AIA Philippines or any of the Regulated Subsidiaries and (2) the Company, AIA Philippines or any of the Regulated Subsidiaries effecting treasury and cash management functions conducted in the ordinary course of business, and (3) ordinary course reinsurance and co-insurance arrangements, (ii) any transaction among members of the AIA Group, and (iii) Dispositions of assets, securities, properties, interests or businesses with a sale price (including any related assumed Indebtedness) that does not exceed $25 million individually or $50 million in the aggregate.

8.	create, incur or assume any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other Indebtedness of the members of the AIA Group) outstanding at any time greater than $500 million; provided, however, that (A) any refinancing (including any extension, renewal or exchange) of existing Indebtedness shall be permitted, so long as the principal amount of the existing Indebtedness being refinanced is equal to or more than the amount of any such new Indebtedness being incurred without regard to any unpaid accrued interest and premium thereon plus other reasonable fees incurred in connection with such refinancing, (B) loans or borrowing by members of the AIA Group under currently available lines of credit shall be permitted, (C) intercompany loans, guarantees or advances made among members of the AIA Group shall be permitted, and (D) other indebtedness incurred or assumed in connection with the transactions permitted pursuant to any of clauses (i)(1), (i)(2) or (iii) of paragraph 6 of this Schedule 2 or clause (iii) of paragraph 7 of this Schedule 2 shall be permitted;

9.	(i) grant or increase any material severance or termination pay to (or amend any existing arrangement with) any current or former director, officer or employee other than in the ordinary course of business, as currently conducted, (ii) make any material increase in benefits payable under any existing severance or termination pay policies, or employment agreements other than in the ordinary course of business, as currently conducted, (iii) enter into any material employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former director, officer or employee other than in the ordinary course of business, as currently conducted, (iv) establish, adopt or amend any material collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee other than in the ordinary course of business, as currently conducted or (v) make any material increase in compensation, bonus or other benefits payable to any current or former director, officer or employee other than in the ordinary course of business, as currently conducted ;

10.	make any material change in its methods of accounting, except as required by concurrent changes in GAAP, IFRS or SAP or applicable Law as agreed to by Parent’s independent public accountants;

11.	settle or propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim against or adversely affecting any member of the AIA Group, other than with respect to (A) claims under insurance policies within policy limits or (B) claims for a cash payment by a member of the AIA Group not in excess of $10 million, or (ii) any litigation, arbitration, proceeding or dispute involving, against or adversely affecting any member of the AIA Group that relates to any of the transactions contemplated by any of the Transaction Agreements;

12.	to the extent any of the following would materially and adversely affect the Company and any Material Subsidiary, make or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

13.	enter into any agreement or arrangement (whether or not written) binding any member of the AIA Group that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, including any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries; or

14.	enter into any agreement, resolution or commitment to do any of the foregoing.

Schedule 3
Completion Arrangements
At Completion:
1.	the Parent shall deliver or cause to be delivered to the Purchaser the following:
(a)	duly executed sold notes in respect of the Shares in a form complying with the Stamp Duty Ordinance and completed in favour of the Purchaser (or such Person as it may direct);

(b)	duly executed instruments of transfer in respect of the Shares completed in favour of the Purchaser (or such Person as it may direct) together with duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(c)	one or more share certificates evidencing the Shares in the name of the Seller;

(d)	without liability (other than as otherwise provided in this agreement) other than in respect of dishonesty or fraud, an officer’s certificate certifying the satisfaction of the Conditions in clauses 3.1(f) and 3.1(h);
2.	if requested, the Parent shall procure the directors and secretary (if any) of each member of the AIA Group (other than any director or secretary whom the Purchaser may wish should continue in office) to resign their offices as such, such resignations to take effect at the Completion Date, and to execute and deliver a deed of directors’ resignation in a form reasonably acceptable to the Purchaser;

3.	the Parent shall procure that a resolution of the board of directors of the Company is passed pursuant to which the transfer of the Shares (subject to being duly stamped) is approved and shall provide a certified copy of the minutes of the relevant meeting;

4.	to the extent requested by the Purchaser, the Parent shall procure that board meetings of the AIA Group Members nominated by the Purchaser be held at which each of the persons nominated by the Purchaser shall be appointed as directors and/or secretary as the Purchaser shall direct with effect from Completion and shall deliver to the Purchaser certified copies of the minutes of any such meetings;

5.	the Purchaser shall deliver to the Parent:
(a)	a copy of a duly executed bought note in respect of the Shares;

(b)	without liability other than in respect of dishonesty or fraud, an officer’s certificate certifying the satisfaction of the Condition in clause 3.1(g);

(c)	a certified copy of the Resolutions;

(d)	an extract of the minutes of a meeting of the directors of the Purchaser authorising the issue of the Consideration Shares, Mandatory Convertible Securities and Purchaser Preferred Securities, certified as a true copy;
6.	the Purchaser shall, on the Completion Date, pay to the Seller the cash portion of the Purchase Price pursuant to clause 2.3(a) by wire transfer of immediately available funds to an account designated by the Seller.

Schedule 4
Part A (Knowledge of the Parent)
Andrew Borodach
Joseph Reali
Brian Schreiber
Part B (Knowledge of the Purchaser)
Pierre-Olivier Bouée
Margaret Coltman
Barry Stowe

Schedule 5
(Terms of the Mandatory Convertible Securities)

USD 3,000,000,000 Mandatory Convertible Securities
Summary Terms and Conditions

Issuer:	Purchaser

Securities Offered:	Mandatory Convertible Securities issued in the form of Notes (the “Notes”), mandatorily convertible into ordinary shares (the “Shares”) of the Issuer

Rating of the Notes:	The Issuer will apply for the Notes to be rated.

Expected Regulatory Treatment:	Innovative Tier 1 Capital

Expected Rating Agency Treatment:	100% equity credit from Standard & Poor’s and 100% equity credit from Moody’s

Issue Size:	30,000 Notes (corresponding to USD 3,000,000,000)

Announcement Date:	1 March 2010

Closing Date:	Completion Date

Status:	The Issuer’s obligations under the Notes with respect to payment of Fixed Coupon Amounts (as defined below) will rank (i) subordinated to the claims of all Senior Creditors (unsubordinated creditors and subordinated creditors whose claims are expressed to constitute Tier 2 capital); (ii) pari passu with all other obligations of the Issuer which constitute (or would constitute but for any applicable limitation on the amount of such capital) Tier 1 capital and with the most senior class of issued preference shares of the Issuer (the “Parity Securities”); and (iii) senior to the issued ordinary share capital of the Issuer.

The Issuer’s obligations under the Notes with respect to principal, any amount (including any claim for damages) as a result of or arising from the Issuer’s failure or inability to deliver Shares and payment of Floating Coupon Amounts (as defined below) will rank pari passu with the Shareholders of the Issuer.

By acceptance of the Notes, each Holder of the Notes and the Trustee, on behalf of such Holders, will be deemed to have waived any right of set-off or counterclaim that such Holders might otherwise have against the Issuer whether prior to or in bankruptcy or winding-up.

Denomination:	USD 100,000 per Note

Issue Price:	100% (i.e. USD 100,000 per Note)

Maturity Date:	Perpetual

Mandatory Conversion Date:	The date falling on the third anniversary of the Closing Date.

Unless previously purchased and cancelled or converted, each Note will be mandatorily and automatically converted on the Mandatory Conversion Date for such number of Shares as results from the calculation described in “Mandatory Conversion on the Mandatory Conversion Date” below.

Coupon:	Subject to the Coupon Limitations as described below, Coupons on the Notes will be payable as follows:

•   A USD amount per Note (“Fixed Coupon Amount”) equal to 3.75% per annum times the Denomination, payable semi-annually in arrear on 23 September and 23 March of each year (each a “Fixed Coupon Payment Date”), starting on the first such Fixed Coupon Payment Date falling after the Closing Date (and a broken Fixed Coupon Amount shall be paid on the first Fixed Coupon Payment Date); plus

•   Each Note will entitle its Holder to receive an amount equal to any Excess Cash Distribution (the “Floating Coupon Amount”) made by the Issuer to holders of its Shares, such amount to be paid in relation to each Note by reference to such number of Shares which would be deliverable as at the date

Summary Terms and Conditions

     of payment of the Cash Distribution which gives rise to the relevant Excess Cash Distribution, upon conversion of such Note at the Maximum Conversion Ratio prevailing as at such date. Such amounts, if any, are payable in GBP or USD (converted, if necessary, into USD at the spot rate published at 11am (London time) on the Bloomberg page GBP Crncy HP on the payment date of the Cash Distribution) on a date (the “Floating Coupon Payment Date”) falling not more than five (5) Business Days following the date on which the Cash Distribution which gives rise to the relevant Excess Cash Distribution is paid.

“Excess Cash Distribution” means the portion by which any Cash Distribution charged or provided for in the standalone accounts of the Issuer for any financial year, together with the amount per Share of the aggregate of any other Cash Distributions on the Shares charged or provided for in the standalone accounts for such financial year (disregarding for such purposes any amount previously determined to be an Excess Cash Distribution in respect of such financial year) exceeds the amount shown in the table below in respect of such financial year:

In respect of the financial year ending:

31 December 2010:	GBP 0.2055 per Share
31 December 2011:	GBP 0.2055 per Share
31 December 2012:	GBP 0.2055 per Share
31 December 2013:	GBP 0.0700 per Share, but only in respect of Cash Distributions paid or distributed prior to the Mandatory Conversion Date

For the avoidance of doubt, the Notes will not pay a Floating Coupon Amount in respect of the final dividend paid for in respect of the financial year ending on 31 December 2009.

Coupon Limitations:	The Issuer must pay the Fixed Coupon Amount on each Compulsory Coupon Payment Date and may elect to not pay the Fixed Coupon Amount on any Optional Coupon Payment Date.

In the event of non-payment of the Fixed Coupon Amount, the Minimum Conversion Price and Maximum Conversion Price shall each be adjusted by being divided by one plus the fraction having its numerator (i) the unpaid Fixed Coupon Amount divided by the Maximum Conversion Ratio, and having as its denominator (ii) the arithmetic average of the Volume Weighted Average Share Price (the “VWAP”) of the Shares on the London Stock Exchange (converted, if necessary, into USD at the spot rate published at 11am (London time) on the Bloomberg page GBP Crncy HP on the relevant Trading Day) on each of the five consecutive Trading Days beginning on the third Trading Day immediately following the giving of notice by the Issuer to Holders that any scheduled payment of a Fixed Coupon Amount will not be made. Such an adjustment shall only become effective if no other Parity Security or Junior Security is subject to a dividend and capital restriction similar to the one described in “Dividend and Capital Restriction” below (the date on which the circumstances giving rise to such restriction as described in “Dividend and Capital Restriction” below ceasing to exist or continue being the “Effective Date”).

In case of a voluntary or mandatory conversion of a Note before the Effective Date, the Holder of such Note shall be entitled to the number of additional Shares which the Holder would have been entitled to if such adjustment had become effective before the relevant voluntary or mandatory conversion date (the “Fixed Coupon Deferred Shares”). The Issuer shall issue such additional shares on the latter to occur of: (a) 5 Trading Days after the Effective Date; and (b) the date of such mandatory or voluntary conversion. The Anti-dilution provisions (described below) shall apply to such an Additional Share Entitlement Certificate mutatis mutandis.

Compulsory Coupon Payment Date:	Any Fixed Coupon Amount payment date on which the Issuer satisfies the Solvency Condition and that is not an Optional Coupon Payment Date.

Optional Coupon Payment Date:	Any Fixed Coupon Amount payment date prior to and in respect of which the Issuer determines that, as at such Fixed Coupon Payment Date, the Capital Adequacy Condition will not be met; or it is required under the terms of any Parity

Summary Terms and Conditions

Security not to pay the relevant coupon or interest payment.

Solvency Condition:	All payments shall be subject to the Issuer meeting the Solvency Condition both at the time of, and immediately after, the relevant payment.

The Issuer shall satisfy the Solvency Condition if it is able to pay its debts to Senior Creditors as they fall due and its total Assets (non-consolidated gross assets) exceed its total Liabilities (non-consolidated gross liabilities) (excluding subordinated Liabilities) by at least 4% or such other percentage as specified by the Financial Services Authority (“FSA”).

Capital Adequacy Condition:	Either:

• the ratio of The Prudential Assurance Company Limited’s (“Prudential Assurance”) regulatory assets to regulatory capital is at least 125%;

• the Issuer and its wholly owned subsidiary Prudential Assurance, exceed their regulatory capital requirement by at least 25%;

•   the Issuer’s total Assets exceed total Liabilities, other than liabilities to persons that are not Senior Creditors, by at least 125% of such percentage specified by the FSA as the minimum or notional margin of solvency or minimum regulatory capital or capital required for insurance companies by the FSA (as at 31 December 2009, approximately 6%); or

• each EEA insurance subsidiary complies with capital regulations applicable to it.

Dividend and Capital Restriction:	From and including an Optional Coupon Payment Date on which the Issuer does not make payment in full of all coupon payments to be paid on such date, or any Fixed Amount Coupon payment date on which the Solvency Condition is not met, the Issuer shall not (1) declare or pay a dividend or distribution or make any other payment on any Parity or Junior Securities (other than a dividend on the Shares declared prior to that date), or (2) redeem, purchase, or otherwise acquire any Parity or Junior Securities until the Effective Date.

“Junior Securities” means the Shares and any other securities issued by or having the benefit of a guarantee or support agreement from the Issuer, the claims of holders of which rank subordinated to the Notes.

Minimum Conversion Price:	100% of the Reference Share Price

Maximum Conversion Price:	125% of the Reference Share Price

Reference Share Price:	The Reference Share Price shall be the sterling value of the Consideration Shares Value (being £3.613 billion), converted into USD at the spot rate of USD 1.5224 / £1 (as the agreed prevailing exchange rate on Friday 26th February 2010) divided by the Consideration Shares (each as defined in the Share Purchase Agreement).

Mandatory Conversion on the Mandatory Conversion Date:	The Notes will only be convertible into Shares and will not be redeemable in cash.

Each Note not converted before the 25th Trading Day prior to the Mandatory Conversion Date will be mandatorily converted on the Mandatory Conversion Date into a number of Shares per Note equal to the Mandatory Conversion Ratio. The Mandatory Conversion Ratio equals the arithmetic average of the 20 Conversion Ratios (calculated to five decimal places) calculated on the basis of the Volume Weighted Average Share Price (the “VWAP”) of the Shares on the London Stock Exchange (converted, if necessary, into USD at the spot rate published at 11am (London time) on the Bloomberg page GBP Crncy HP on the relevant Trading Day) (each a “Share Price”) on each of the 20 consecutive Trading Days ending on the third Trading Day prior to the Mandatory Conversion Date. For the purposes of calculating such arithmetic average, the Conversion Ratio for a given Trading Day is determined as follows:

(i)   if the Share Price is less than or equal to the Minimum Conversion Price of USD [•], the Conversion Ratio shall be equal to the Maximum Conversion Ratio of initially [•] (such figure to be determined by dividing USD 100,000 by

Summary Terms and Conditions

the Minimum Conversion Price) Shares per Note;

(ii)   if the Share Price is greater than or equal to the Maximum Conversion Price of USD [•], the Conversion Ratio shall be equal to the Minimum Conversion Ratio of initially [•] (such figure to be determined by dividing USD 100,000 by the Maximum Conversion Price) Shares per Note; and

(iii) if the Share Price is greater than the Minimum Conversion Price but less than the Maximum Conversion Price, the Conversion Ratio shall be equal to USD 100,000 divided by the Share Price.

Voluntary Conversion Right of Holders of Notes:	Each Note may be converted into Shares at any time between such date falling 41 days after the Closing Date and the 26th Trading Day prior to the Mandatory Conversion Date (both days inclusive) at the election of each Holder. Upon such conversion, each Holder making such election shall receive the applicable Minimum Conversion Ratio for each Note converted.

Each Note will cease to bear interest on the Fixed Coupon Payment Date prior to the date of the exercise of the voluntary conversion option with respect to such Note by the Holder thereof.

Voluntary Conversion Right of Holders of Notes in case of a Change of Control of the Issuer:	In the case of a Change of Control of the Issuer (as defined in the Terms and Conditions in line with UK convertible market practice), a Holder may convert its Notes into Shares at the Maximum Conversion Ratio for a period of 60 days after the occurrence of the Change of Control (the “Change of Control Conversion Period”).

In addition, each Holder who converts its Notes into Shares during the Change of Control Conversion Period shall be entitled to an additional number of Shares which shall be calculated by dividing the Make-whole Coupon Amount by the arithmetic average of the Volume Weighted Average Share Price (the “VWAP”) of the Shares on the London Stock Exchange (converted, if necessary, into USD at the spot rate published at 11am (London time) on the Bloomberg page GBP Crncy HP on the relevant Trading Day) on each of the three consecutive Trading Days including and ending on the Trading Day immediately prior to the date on which the voluntary conversion notice by the Holder is validly submitted to the Issuer.

The “Make-whole Coupon Amount” is the sum of all remaining Fixed Coupon Amounts scheduled to be paid up to and including the Mandatory Conversion Date.

Early Conversion Right of the Issuer:	The Notes may be converted into Shares, in whole but not in part, at any time on or such date falling 41 days after the Closing Date and the 26th Trading Date prior to the Mandatory Conversion Date (both days inclusive) at the option of the Issuer by giving not less than 20 and not more than 40 Trading Days’ advance notice to the Trading Day selected for early conversion (the “Early Conversion Date”). Upon such Early Conversion, Holders shall receive per Note the number of Shares calculated at the Maximum Conversion Ratio.

In addition, each Holder shall be entitled to an additional number of Shares per Note which shall be calculated by dividing the Make-whole Coupon Amount by the arithmetic average of the Volume Weighted Average Share Price (the “VWAP”) of the Shares on the London Stock Exchange (converted, if necessary, into USD at the spot rate published at 11am (London time) on the Bloomberg page GBP Crncy HP on the relevant Trading Day) on each of the five consecutive Trading Days including and ending on the third Trading Day prior to the Early Conversion Date.

This option can only be exercised if the Shares to be delivered thereupon shall have the same entitlements (including dividends) as the other outstanding Shares.

Events of Default provisions:	Limited to non-payment of amounts due and winding-up of the Issuer.

Upon declaration of an Event of Default by the Trustee or the Holders of the Notes, the Notes may be converted at the election of each Holder into Shares as described under “Mandatory Conversion on the Mandatory Conversion Date”.

Summary Terms and Conditions

Anti-dilution provisions:	Anti-dilution provisions dealing with, inter alia, share consolidations, share splits, share distributions, spin-off events, bonus issues, rights issues, and reorganizations by adjustment of the Minimum and Maximum Conversion Price and Minimum and Maximum Conversion Ratio, subject to customary exclusions for employee and executive incentive, option schemes and issues under dividend reinvestment plans. The anti-dilution adjustment shall factor in any adjustment required to the number of Fixed Coupon Deferred Shares to be issued after the relevant Effective Date as described under “Coupon Limitations”. For the avoidance of doubt, even after an anti-dilution adjustment the restriction on the Effective Date of any adjustment described in “Coupon Limitations” shall remain valid and in force.

Covenants:	None

Liquidation:	Upon a liquidation or winding-up of the Issuer, the claims of the Holders to receive Shares will convert to a claim of the Holders to participate in the liquidation proceeds of the Issuer. Holders of Notes shall be entitled to participate in the liquidation proceeds of the Issuer with a claim per Note that equals the number of Shares, which shall be calculated by applying the provisions described under “Mandatory Conversion on the Mandatory Conversion Date” mutatis mutandis.

Trading Day:	London Stock Exchange

Business Day:	New York and London, Unadjusted

Day Count Convention:	30/360

Governing Law:	English Law

Listing and Trading:	The Notes shall be admitted to trading on a recognised stock exchange acceptable to the Seller (acting reasonably) on or before the Closing Date. The Shares shall be admitted to the Official List and to trading on the regulated market of the London Stock Exchange.

Withholding Tax:	All payments in respect of the Notes will be made without deduction of taxes of any kind, imposed in the United Kingdom. In the event that any such deduction or withholding is required, the Issuer shall pay additional amounts in respect thereof.

Form:	Global registered or bearer.

US securities law restrictions:	The Notes and the Shares issued upon conversion thereof will be subject to a lockup provision with a duration of 24 months from the Completion Date (subject to certain exceptions specified in the Share Purchase Agreement), will constitute “restricted securities” for purposes of the US securities laws, may not be deposited in any unrestricted depositary receipts facility and will not be re-sellable except pursuant to registration under the Securities Act, if the Issuer in its sole discretion elects to make registration available, or in compliance with an applicable exemption from the registration requirements of the US Securities Act.

Principal Paying, Transfer, Conversion and Calculation Agent:	To be appointed by the Issuer prior to the Closing Date.

Trustee:	To be appointed by the Issuer prior to the Closing Date.

Settlement:	Any settlement or clearing system agreed between the Issuer and the Seller (each acting reasonably).

Security Codes:	To be obtained on or before the Closing Date.

Restriction on Hedging of the Notes, sale of Shares received out of conversions and the sale of the Notes to Third Parties:	24 months from the Completion Date.

Schedlue 6
(Terms of the Preferred Securities)

Tier 1 Notes
Project Chenggong Term sheet
1 March 2010

Issuer:	Prudential PLC (“Prudential”)

Guarantor option, Guarantor and ranking of subordinated guarantee:	At the option of the Purchaser, the Purchaser may elect to issue the Notes instead of Prudential, provided that the Notes shall have the benefit of a subordinated guarantee from Prudential (in such capacity, the “Guarantor”).

In the event of a winding-up of the Guarantor, the obligations of the Guarantor under such subordinated guarantee shall be (i) subordinated to the claims of all Senior Creditors of the Guarantor; (ii) pari passu with all other obligations of the Guarantor which constitute (or would constitute but for any applicable limitation on the amount of such capital) Tier 1 capital and with the most senior class of issued preference shares issued by the Guarantor; and (iii) senior to the issued ordinary share capital of the Guarantor.

Status:	Direct, unsecured and subordinated obligations of the Issuer.

Subordination:	In the event of the winding-up of the Issuer, (i) subordinated to the claims of all Senior Creditors; (ii) pari passu with all other obligations of the Issuer which constitute (or would constitute but for any applicable limitation on the amount of such capital) Tier 1 capital and with the most senior class of issued preference shares issued by the Issuer; and (iii) senior to the issued ordinary share capital of the Issuer.

“Senior Creditors” means (i) any unsubordinated creditor of the Issuer or the Guarantor (as applicable); (ii) any creditor of the Issuer or the Guarantor (as applicable) in respect of liabilities that rank (or are expressed to rank) subordinated to claims of other creditors of the Issuer or the Guarantor (other than those whose claims constitute or would constitute but for any limit on the amount of such capital Tier 1 Capital or are expressed to rank pari passu or junior to claims of such creditors); (iii) any creditor of the Issuer or the Guarantor (as applicable) whose claims are in respect of the Issuer’s or the Guarantor’s (as applicable) outstanding debt securities which constitute Tier 2 Capital (or such other securities outstanding which rank pari passu with or senior to such Tier 2 Capital); and (iv) all other creditors of the Issuer or the Guarantor (as applicable) other those than those that rank or are expressed to rank equally with or junior to the Notes.

Solvency Condition:	All payments shall be subject to the Issuer or the Guarantor (as applicable) meeting the Solvency Condition both at the time of, and immediately after, the relevant payment.

The Issuer or the Guarantor (as applicable) shall satisfy the Solvency Condition if it is able to pay its debts to Senior Creditors as they fall due and its total Assets (non-consolidated gross assets) exceed its total Liabilities (non-consolidated gross liabilities other than liabilities to persons that are not Senior Creditors) by at least 4% or such other percentage as specified by the Financial Services Authority (“FSA”).

Expected Regulatory Treatment:	Innovative Tier 1 Capital

Expected Issue Ratings:	Baa1 (Moody’s) / A- (S&P) / A- (Fitch)

Instrument:	Tier 1 Notes

Currency:	US Dollars

Nominal Amount:	USD 2,000,000,000

Denominations:	USD 100,000

Launch Date:	1 March 2010

Issue Date:	Completion Date

Maturity:	Perpetual

Issue Price:	100%

Interest:	6.25% per annum to but excluding the date falling 10 years plus 1 day after the Issue Date (the “First Call Date”) reset on the First Call Date to 3-month LIBOR plus 100 bps plus the Initial Spread.

Initial Spread:	2.566%.

Interest Payment Dates:	Subject to “Deferral of Interest” below, quarterly in arrear on 23 March, 23 June, 23 September and 23 December of each year, commencing on the first Interest Payment Date falling after the Issue Date (and a broken Interest amount shall be payable on the first Interest Payment Date).

Deferral of Interest:	The Issuer must pay interest on each Compulsory Interest Payment Date and may elect to defer interest on any Optional Interest Payment Date.

Interest which the Issuer elects to defer and interest the Issuer does not pay because the Solvency Condition is not satisfied constitutes “Deferred Interest”.

Deferred Interest may be satisfied at any time by the Issuer at its discretion but the Issuer will only be required to satisfy Deferred Interest upon:

(i) redemption or purchase of the Notes by or on behalf of the Issuer; or

(ii) the commencement of the winding-up of the Issuer.

If (1) the Issuer does not have sufficient authorised ordinary share capital, necessary authorisations in place or for any other reason it is unable to issue a sufficient number of Ordinary Shares to make payment of Deferred Interest in full on any redemption date; or (2) as a result of the Issuer is not being able to raise sufficient funds through the alternative coupon satisfaction mechanism (the “ACSM”) to pay all Deferred Interest on a redemption date, the Issuer is required to postpone such redemption date, the Notes will (in each case) continue to accrue and pay interest at the applicable rate stated above.

Except in the case of the winding-up of the Issuer, Deferred Interest may only be satisfied in accordance with the ACSM.

Deferred Interest will itself accrue interest at the then applicable interest rate in the same limited circumstances as apply to the Issuer’s

USD 750,000,000 Tier 1 Notes issued in July 2009.

Compulsory Interest Payment Date:	Any Interest Payment Date on which the Issuer satisfies the Solvency Condition and that is not an Optional Interest Payment Date

Optional Interest Payment Date:	Any Interest Payment Date prior to and in respect of which the Issuer determines that, as at such Interest Payment Date, the Capital Adequacy Condition will not be met; or it is required under the terms of any Parity Security (pari passu ranking, direct or indirect perpetual capital instruments and preferred or preference shares) not to pay the relevant interest payment.

Capital Adequacy Condition:	Either:

• the ratio of The Prudential Assurance Company Limited’s (“Prudential Assurance”) regulatory assets to regulatory capital is at least 125%;

• the Issuer and its wholly owned subsidiary Prudential Assurance, exceed their regulatory capital requirement by at least 25%;

•   the Issuer’s total Assets exceed total Liabilities, other than liabilities to persons that are not Senior Creditors, by at least 125% of such percentage specified by the FSA as the minimum or notional margin of solvency or minimum regulatory capital or capital required for insurance companies by the FSA; or

• each EEA insurance subsidiary complies with capital regulations applicable to it.

Dividend and Capital Restriction:	From and including an Optional Interest Payment Date on which the Issuer does not make payment in full of all interest payments to be paid on such date, or any Interest Payment Date on which the Solvency Condition is not met, the Issuer and, if applicable, the Guarantor shall not (1) declare or pay a dividend or distribution or make any other payment on any Parity or Junior Securities (other than a final dividend on Ordinary Shares declared prior to that date), or (2) redeem, purchase, or otherwise acquire any Parity or Junior Securities until, in each case, the interest otherwise due and payable on the Notes during the next 12 months is duly set aside and provided for, or, if earlier, all outstanding Deferred Interest is satisfied in full using the Alternative Coupon Satisfaction Mechanism.

Following a redemption date on which the Issuer is unable to issue sufficient Ordinary Shares to pay all Deferred Interest in full, the Issuer and, if applicable, the Guarantor shall not (1) declare or pay a dividend or distribution or make any other payment on any Parity or Junior Securities (other than a final dividend on Ordinary Shares declared prior to that date), or (2) redeem, purchase, or otherwise acquire any Parity or Junior Securities until, in each case, such corporate authorizations as are required to issue the necessary Ordinary Shares are obtained and all Deferred Interest to be satisfied has been paid in full or duly set aside and provided for.

ACSM:	Deferred Interest may only be, and Current Interest (interest which has not been deferred) may be at the option of the Issuer be, satisfied in accordance with the ACSM.

Under the ACSM, the Calculation Agent shall determine the number of Ordinary Shares which have an aggregate fair market value of not less than the aggregate amount of interest to be paid (after deduction of taxes, duties, costs and expenses). The Calculation Agent or an appointed intermediary shall place such shares in the market, with the issue proceeds used to satisfy the interest payment.

Should the proceeds raised by this operation be insufficient to satisfy the interest payment in full, the Calculation Agent shall use reasonable endeavours to procure further purchasers for, and the Issuer shall issue and allot, such Ordinary Shares, until an amount at least equal to the interest amount has been raised. Any redemption of the Notes shall be postponed until such time as all Deferred Interest can be satisfied in full.

Suspension:	The Notes shall include provisions providing for a suspension of the ACSM following a takeover or merger or any reorganization, restructuring or scheme of arrangement occurring in relation to the Issuer or the Guarantor as provided for in the Issuer’s USD 750,000,000 Tier 1 Notes issued in July 2009.

Optional Early Redemption:	In whole, but not in part, at the option of the Issuer, on the First Call Date, and on any Interest Payment Date thereafter at a redemption price of Par plus unpaid accrued and Deferred Interest, subject to the Issuer giving prior notice to the FSA and receiving no objection from the FSA and to the Issuer being in compliance with its capital requirements (the “Redemption or Conversion Conditions”) and the Solvency Condition.

Tax Call Event, Tax Event:	A Tax Call Event shall occur should (1) the Issuer be required to pay additional amounts in making any payments of interest or Deferred Interest; or (2) payments of interest or deferred interest be treated as distributions or the Issuer is not entitled to obtain a deduction in computing its UK tax liabilities either (i) following the giving of notice by the Issuer to the FSA that it intends to convert the Notes into another series of listed, undated cumulative subordinated notes having the same material terms as the Notes, including not materially less favorable to an investor than the current terms and the FSA objecting to such proposal or (ii) the Issuer (acting reasonably) determining that those circumstances apply or would apply to such other series of undated cumulative subordinated notes.

A Tax Event shall occur should (1) the Issuer be required to pay additional amounts in making any payments of interest or Deferred Interest; (2) payments of interest or deferred interest be treated as distributions; or (3) the Issuer is not entitled to obtain a deduction in computing its UK tax liabilities.

Upon the occurrence of a Tax Call Event arising (i) prior to the First Call Date as a result of a change in Tax Law (subject to receiving a waiver from the FSA) or (ii) after the First Call Date, the Issuer may, subject to the Redemption or Conversion Conditions, redeem the Notes at Par plus unpaid accrued and Deferred Interest. Upon a Tax Event the Issuer may, at its sole discretion but subject to the Redemption or Conversion Conditions, convert the Notes in whole into another series of undated cumulative subordinated notes having the same material terms as the Notes, including not materially less favorable to an investor than the current terms, which notes shall be listed on the Regulated Market of the London Stock Exchange.

If a Tax Event arises due to the circumstances described in (2) of the Tax Call Event (as described above) and the Issuer gives notice to the FSA that it intends to convert the Notes into another series of undated cumulative subordinated notes and the FSA objects to such proposal, the Tax Event will become a Tax Call Event.

Regulatory Event Redemption:	The Issuer may redeem the Notes at any time, in whole but not in part, should the Notes not longer be eligible to meet the minimum capital or solvency requirement of the Issuer or Group, or the Tier 1 capital requirement of the Issuer or Group, should the Issuer or Group be subject to a minimum Tier 1 Capital requirement

Any redemption prior to the First Call Date pursuant to the Regulatory Event Redemption may only be exercised by the Issuer as a result of any change in the capital regulations (or any change in the application or official interpretation thereof) and shall be subject to receiving a waiver from the FSA and to the Redemption or Conversion Conditions and shall be at the Make Whole Redemption Amount.

Any redemption after the First Call Date pursuant to the Regulatory Event Redemption shall be subject to the Redemption or Conversion Conditions and shall be at the Par plus unpaid accrued and Deferred Interest.

Make Whole Redemption Amount:	The Make Whole Redemption Amount shall be the sum of the present value of the Nominal Amount and the present value of each remaining scheduled quarterly interest payment to be due in full to and including the First Call Date discounted on a quarterly basis at a rate equal to the yield on a comparable maturity US Treasury plus 538.3 bps.

Set-off:	By acceptance of the Notes, each Holder will be deemed to have waived any right of set-off or counterclaim that such Holder might otherwise have against the Issuer whether prior to or in bankruptcy or winding-up.

Modification:	The Trustee may agree to any modification or waiver should the modification or waiver, in its view, not be materially prejudicial to the holders of the Notes.

The Issuer may at any time, and must at the request of holders representing 5% or more of the Notes, convene a meeting to consider any matter affecting their interests, including the passing of an Extraordinary Resolution, modifying any of the terms or the Notes, or waiving any requirement associated with the Notes.

The quorum at any such meeting for passing an Extraordinary Resolution shall be one or more holders representing 50% or more of the Notes by nominal value then outstanding, save for modification of certain provisions of the Notes or Coupons, including principal amount, rate of interest and currency of payment, where the quorum shall be one or more holders representing two-thirds or more of the nominal value of the notes then outstanding. The majority required for the passing of any Extraordinary Resolution shall be a simple majority of the quorum.

Day Count Fraction:	30/360

Business Day Convention:	New York and London, Unadjusted

Net Proceeds:	USD 2,000,000,000

Documentation:	Standalone / MTN, 144A / Reg S

Offering Restrictions:	The Notes have not been registered under the US Securities Act of 1933 and are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S.

US securities laws:	The Notes will constitute “restricted securities” for purposes of the US securities laws, may not be deposited in any unrestricted depositary receipts facility and will not be re-sellable except pursuant to registration under the Securities Act, if the Issuer in its sole discretion elects to make registration available, or in compliance with an applicable exemption from the registration requirements of the US Securities Act.

Withholding:	All payments in respect of the Notes will be made without withholding or deduction for taxes of any kind, unless such withholding or deduction is required by law. In such event, the Issuer shall pay additional amounts in respect thereof.

Listing:	London Stock Exchange’s Regulated Market

Settlement:	Any settlement or clearing system agreed between the Issuer and the Seller (each acting reasonably).

Lead Manager:	Credit Suisse, HSBC, JPMorgan Chase Bank NA

Governing Law	English

Schedule 7
(Regulatory and anti-trust approvals)
Part A (Purchaser regulatory change of control and anti-trust approvals for acquisition of the
Company and its Subsidiaries)
1.     Regulatory approvals for change of control

Jurisdiction	Relevant regulator(s)

Australia	Foreign Investment Review Board Australian Prudential Regulation Authority

Bermuda	Bermuda Monetary Authority

British Virgin Islands	British Virgin Islands Financial Services Commission

Hong Kong	Hong Kong Insurance Authority (Office of the Commissioner of Insurance) Hong Kong Securities and Futures Commission Mandatory Provident Fund Schemes Authority

India	Insurance Regulatory and Development Authority Foreign Investment Promotion Board

Macau	Monetary Authority of Macau

Malaysia	Bank Negara Malaysia

Mauritius	Mauritius Financial Services Commission

New Zealand	Overseas Investment Office

Singapore	Monetary Authority of Singapore

Thailand	Office of the Insurance Commission

Vietnam	Ministry of Finance

     2.     Anti-trust approvals
Approval (either by way of decision or expiry of applicable waiting periods) for the completion of the transactions contemplated in the Transaction Agreements by the competent antitrust authorities in each of the following jurisdictions:
•	The Republic of India, provided that the Purchaser shall waive this approval as a Condition if arrangements made in respect of the AIA Group’s business in India mean that no anti-trust clearance in respect of the Transaction is required under Indian law;

•	The Republic of Indonesia, provided however that the clearance of the Indonesia Competition Agency (“ICA”) shall only be a Condition if the ICA has issued an express order not to proceed with the Completion pending the outcome of the merger control review being conducted by the ICA notwithstanding Purchaser’s best endeavours to obtain the agreement of the ICA to allow the Completion to occur based on a hold separate or equivalent undertaking given by Purchaser;

•	The Republic of Korea (South Korea);

•	The Republic of Singapore, provided however that the clearance of the Competition Commission of Singapore (“CCS”) shall only be a Condition if the CCS has issued an express order not to proceed with the Completion pending the outcome of the merger control review being conducted by the CCS notwithstanding Purchaser’s best endeavours to obtain the agreement of the CCS to allow the Completion to occur based on a hold separate or equivalent undertaking given by Purchaser;

•	The Socialist Republic of Vietnam; and

•	The Republic of China (Taiwan), provided that the Purchaser shall waive this approval as a Condition if the relevant turnover of the AIA Group’s business in Taiwan does not meet the applicable jurisdictional threshold such that no anti-trust clearance is required in respect of the Transaction under Taiwanese law.

Part AA (Purchaser regulatory approvals for change of control of Prudential and its Subsidiaries pursuant to the Scheme of Arrangement)

Jurisdiction	Relevant regulator(s)

Australia	Foreign Investment Review Board

Bermuda	Bermuda Monetary Authority

Guernsey	Guernsey Financial Services Commission

Hong Kong	Hong Kong Insurance Authority (Office of the Commissioner of Insurance) Hong Kong Securities and Futures Commission

India	Insurance Regulatory and Development Agency Foreign Investment Promotion Board Securities and Exchange Board of India Reserve Bank of India

Ireland	The Financial Regulator

Japan	Financial Services Agency of Japan

Malaysia	Bank Negara Malaysia

Mauritius	Mauritius Financial Services Commission

Singapore	Monetary Authority of Singapore

Thailand	Office of the Insurance Commission

United Arab Emirates	Dubai Financial Services Authority

United Kingdom	Financial Services Authority

United States	Approval of the Form A application to be filed with the insurance department of each US state in which a member of the Prudential Group carrying on insurance business is domiciled or commercially domiciled, including the Michigan and New York state insurance departments

Vietnam	Ministry of Finance

Part B (Parent regulatory change of control and anti-trust approvals for the allotment and issue of the Consideration Shares and Mandatory Convertible Securities)
     1.     Regulatory approvals for change of control

Jurisdiction	Relevant regulator(s)

Australia	Foreign Investment Review Board Australian Prudential Regulatory Authority

Bermuda	Bermuda Monetary Authority

British Virgin Islands	British Virgin Islands Financial Services Commission

Guernsey	Guernsey Financial Services Commission

Hong Kong	Hong Kong Insurance Authority (Office of the Commissioner of Insurance) Mandatory Provident Fund Schemes Authority

India	Insurance Regulatory and Development Agency Foreign Investment Promotion Board Securities and Exchange Board of India Reserve Bank of India

Ireland	The Financial Regulator

Macau	Monetary Authority of Macau

Malaysia	Bank Negara Malaysia

Mauritius	Mauritius Financial Services Commission

Singapore	Monetary Authority of Singapore

Thailand	Office of the Insurance Commission

United Arab Emirates	Dubai Financial Services Authority

United Kingdom	Financial Services Authority

Jurisdiction	Relevant regulator(s)

United States	Approval of the Form A application to be filed with the insurance department of each US state in which a member of the Prudential Group carrying on insurance business is domiciled or commercially domiciled, including the Michigan and New York state insurance departments

Vietnam	Ministry of Finance
     2.     Anti-trust approvals
All the applicable waiting periods having expired or been terminated in relation to the acquisition by the Parent of the Consideration Shares, Purchaser Preferred Securities and Purchaser Mandatory Convertible Securities pursuant to the Hart Scott Rodino Anti-Trust Improvements Act of 1976 (as amended) of the United States of America.